                                                                 EXHIBIT 13.1 TO
                                                          REGISTRATION STATEMENT
                                                                     ON FORM S-4
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K
(MARK ONE)

[X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
      SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1993

                                       OR

[  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
       SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

      FOR THE TRANSITION PERIOD FROM                  TO

                         COMMISSION FILE NUMBER 1-9868

                                T2 MEDICAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     59-2405366
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)
             1121 ALDERMAN DRIVE                                   30202
             ALPHARETTA, GEORGIA                                (ZIP CODE)
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       Registrant's telephone number, including area code: (404) 442-2160

          Securities registered pursuant to Section 12(b) of the Act:

                                                           NAME OF EACH EXCHANGE
             TITLE OF EACH CLASS                            ON WHICH REGISTERED
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         Common Stock, $.01 Par Value                     New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                      None
                                (TITLE OF CLASS)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the registrant's Common Stock, $.01 Par Value, held by non-affiliates of the registrant as of November 30, 1993 (computed by reference to the closing price of such stock on the New York Stock Exchange, Inc.) was $282,439,416.

     The number of shares outstanding of the registrant's Common Stock, $.01 Par Value, as of November 30, 1993 was 40,496,387 shares.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive proxy statement for the 1994 Annual Meeting of Stockholders are incorporated by reference into Part III.
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                                      (220)

                                     PART I

ITEM 1. BUSINESS

GENERAL

     T2 Medical, Inc. ("T2" or the "Company") is a leading national provider of alternate site health care treatment services. Infusion therapy, the Company's primary business, involves the intravenous administration to patients of a broad range of pharmaceutical treatments at a patient's home or at one of the Company's IntraCare ambulatory infusion therapy facilities. The Company also provides infusion therapy and related services in connection with its joint ventures that provide maternity risk management services and specialized pediatric services. Other services offered by the Company include lithotripsy services, ambulatory surgical center services and physician practice management services.

     As of September 30, 1993, T2 had sites of service located in more than 100 cities and 38 states. Included are 89 owned home infusion therapy companies, 48 owned IntraCare facilities, 28 maternity risk management companies operated jointly with Tokos Medical Corporation, and 12 pediatric service centers operated through Pediatric Partners, Inc., doing business as Kids Medical Club. In addition, as of September 30, 1993, T2 or its subsidiaries provided management services to 103 physician-owned infusion therapy companies.

     As of September 30, 1993, the Company owned portions of 13 lithotripsy ventures that operate an aggregate of 15 mobile and ten stationary lithotripsy machines serving patients in 124 locations in 15 states. Recently, T2 entered into a financing arrangement with Surgex Inc. which owns majority interests in and manages four ambulatory surgery centers.

     T2 was founded on the principle that active physician involvement in the delivery of alternate site health care services is essential to providing the highest quality of care to patients. Historically, T2 developed and established new infusion therapy companies through its relationships with physicians who had ownership interests either in T2 or in the infusion therapy companies managed by T2. However, the changing nature of health care regulation, financing and delivery has necessitated a reassessment of T2's relationship with these physicians. While T2 will continue to work closely with physicians to maintain the quality of care provided, T2 does not intend to develop additional home infusion therapy companies owned by physicians and managed by T2. T2 is currently reviewing all of its relationships with the infusion therapy companies it manages and may acquire such companies or restructure the management agreements it has with such companies in order to ensure continuing compliance with applicable laws and respond to public sentiment against physician ownership in the infusion therapy industry. Furthermore, T2 has begun modifying its marketing efforts to focus on developing contractual relationships with hospitals and managed care entities, including preferred provider organizations, health maintenance organizations, self-insured companies and other third party payors. T2 also is pursuing relationships with or interests in managed service organizations and other networks of health care service providers that can offer a broad range of services to third party payors. Management believes that such managed care networks and third party payors will play an increasing role in deciding how health care services are provided and financed.

     T2 intends to continue pursuing other appropriate health care opportunities involving alternate site health care services, leading edge treatments and services and savings to the health system. New business will be selected based on a variety of factors, including potential patient population, proximity to existing T2-owned and managed companies, and the level of potential competition.

     The Company began its operations in April 1984, and was reincorporated in Delaware in January 1988. As used herein, unless the context otherwise requires, the term "Company" refers to T2 Medical, Inc., a Delaware corporation, its immediate predecessor and its subsidiaries.

INFUSION THERAPY

     INDUSTRY OVERVIEW. The alternate site infusion therapy industry has grown dramatically in recent years as a result of (i) changes in health care financing encouraging health care delivery at home or in ambulatory facilities away from hospitals, (ii) advances in medical technology allowing treatment of more disease states

                                      (221)
through infusion therapy and (iii) quality-of-life advantages to the patient of alternate site care versus hospital care. The industry's growth can also be attributed to improving delivery technology and growing awareness and acceptance among physicians and managed care organizations of home and ambulatory infusion therapy as an alternative to in-hospital treatment.

     The IntraCare outpatient infusion therapy companies have proven to be synergistic with T2's core home infusion therapy business. Physicians use IntraCare to treat their patients when the patient does not require hospitalization, but is not an ideal candidate for home care because of severity of illness, complexity of therapy or environmental concerns. Patients report to the facility for administration of the required therapy and return home that day. Therapies commonly administered at IntraCare facilities include first dose antibiotics, complex or lengthy chemotherapy regimens and transfusion of both red blood cells and platelets. Other procedures may include the insertion of long line venous catheters, aerosol therapies for prophylaxis and instruction related to such therapies.

     Company management believes that two of the markets with the greatest growth potential in infusion therapy are the antibiotic/anti-infection drug market segment and the chemotherapy market segment. This expected growth is based on the increasing percentage of patients being treated in places other than the hospital generally and the increase in the disease states treatable with infusion therapy, particularly cancer and the acquired immune deficiency syndrome ("AIDS"). Improved technologies that allow more patients to be discharged from the hospital and treated at alternate sites also are expected to contribute to the industry's growth.

     Alternate site care is generally less costly to third party payors than hospital based care, and, therefore, the alternate site treatment industry has historically benefitted from cost containment initiatives aimed at reducing the costs of hospitalization. However, increased competition among alternate site service providers and increased efforts by third party payors to contain or reduce health care costs by lowering reimbursement rates, increasing utilization review of services and negotiating reduced rates have decreased the amounts received for each patient treated. Accordingly, alternate site service providers, including the Company, have reported decreased operating margins as a result of such cost containment efforts.

     Historically, the vast majority of the Company's revenues have been derived from third party payors without formal agreements with the Company. However, Company management has recognized that third party payors, including preferred provider organizations, health maintenance organizations, self-insured companies and indemnity insurance carriers, have been more active in monitoring, managing and reviewing the care programs, and in many cases, have become the care provider serving its beneficiaries. Accordingly, agreements between health care providers and third party payors have become more important in treating the patients referred to the provider for treatments. Failure to secure such agreements or arrangements in advance of treating a patient may preclude providers from furnishing services to or receiving reimbursement for services rendered to any person who receives benefits from that third party payor.

     In response, the Company has modified its sales and development focus and is aggressively pursuing agreements with third party payors and to participate in managed service organizations and provider networks that will provide high quality, cost effective care. The Company has recruited a staff of former payor executives to enhance the Company's efforts to market and sell its services to third party payors. The Company has also re-deployed its senior development personnel to market the Company's services directly to hospitals, third party payors, health maintenance organizations, preferred provider organizations, self-insured employers and their case managers. In addition, the Company has been building a small traditional sales force to enhance these efforts on a local level.

     Infusion Therapies Provided by T2. T2 provides a variety of infusion therapies, principally anti-infective therapy, parenteral nutrition, chemotherapy and pain management therapy. The initiation and duration of these therapies is determined by a physician based upon a patient's condition and treatment. Certain therapies, such as anti-infective therapy, are generally used in the treatment of temporary conditions such as infections, while others, such as parenteral nutrition, may be required on a long-term or permanent basis.

                                      (222)

     The following table sets forth the aggregate percentages of patient revenues derived by T2's owned companies from the designated types of infusion therapies during the year ended September 30, 1993:

            Anti-Infective.................................................   45%
            Parenteral Nutrition...........................................   24%
            Chemotherapy...................................................   16%
            Pain Management................................................    5%
            Other Therapies................................................   10%
                                                                             ---
                      Total................................................  100%
                                                                             ===

     Anti-Infective Therapy. Anti-infective therapy is the infusion of antibacterial, anti-viral or anti-fungal medications into the patient's bloodstream for the treatment of a variety of infectious diseases, such as osteomyelitis (bone infections), bacterial endocarditis (infection of the heart valves), wound infections, infections associated with AIDS and infections of the kidneys and urinary tract. Generally, intravenous anti-infective drugs are delivered through a peripheral catheter inserted in a vein in the patient's arm and are generally more effective when infused directly into the bloodstream than when taken orally.

     Parenteral Nutrition. Parenteral nutrition involves the intravenous feeding of life-sustaining nutrients to patients with impaired or altered digestive tracts due to a gastrointestinal illness or condition, such as an intestinal obstruction or inflammatory bowel disease. The therapy is administered through a central catheter, surgically implanted into a major blood vessel to introduce the nutrient solution into the bloodstream. The nutrient solutions may contain amino acids, dextrose, fatty acids, electrolytes, trace minerals and vitamins. In many cases, the underlying illness or condition from which parenteral nutrition patients suffer is recurrent in nature, requiring periodic re-hospitalization for treatment followed by resumption of parenteral nutrition at home. Some patients must continue this type of therapy for life.

     Chemotherapy. Chemotherapy is the administration of drugs to patients suffering from various types of cancer. Company management believes breast, lung, colon, prostate and ovarian cancer, among others, are most conducive to outpatient chemotherapy treatment. Chemotherapy generally is administered periodically for several weeks or months. A majority of the nurses employed by T2's owned and managed companies are certified to administer chemotherapy.

     Pain Management Therapy. Pain management therapy is the administration of analgesic drugs to patients suffering from acute or chronic pain. It is often administered in conjunction with intravenous chemotherapy or intravenous therapy given to patients with AIDS. This type of therapy is generally administered in a way that permits the patient to regulate the infusion of analgesic drugs in proportion to the severity of the pain the patient experiences.

     Other Therapies. Other therapies provided by the Company include:

          Biotherapy. Biotherapy is the administration of agents that augment or modulate a patient's immune system; these agents may have anti-tumor activity or can stimulate the production of certain blood cells, including red and white cells. Biotherapy is a relatively new modality of therapy used in the care of cancer patients and people with AIDS and is now moving from the hospital setting to alternate site settings. Currently, interferon, GM-CSF, G-CSF, erthyropoietin, and interleukin-2 are given both in the home and IntraCare settings. The agents are given either intravenously or by the subcutaneous route. Company management believes that these agents represent an area of growth and will be followed by many more biotherapeutic agents.

          Blood Product Therapy. Blood product therapy is the administration of red blood cells or platelets for patients with anemia or thrombocytopenia related to a chronic blood disorder, chemotherapy, HIV infection or as a consequence of the other administered medications.

          Hydration Therapy. Hydration therapy involves the intravenous administration of fluids to increase the patient's fluid volume; it is often administered in conjunction with intravenous chemotherapy.

                                      (223)

     MATERNITY RISK MANAGEMENT SERVICES. In June 1991, T2 entered into a joint venture relationship with Tokos Medical Corporation ("Tokos") to develop a business to manage physician-owned companies that provide specialized health care services which support pregnant women and their physicians in the detection, treatment and management of pre-term labor. The joint venture, which is operated under the name Women's Homecare, utilizes (i) the expertise and services of Tokos in the area of maternity risk management and (ii) the experience of T2 in the development, organization and management of alternate site treatment companies. Women's Homecare services are designed to achieve improved medical outcomes at significant cost savings through the reduction of hospital costs associated with problematic pregnancies and premature births. As of September 30, 1993, Women's Homecare had established 28 physician owned companies in 13 states. As the manager of such companies, Women's Homecare provides various services to the local companies and utilizes the resources of Tokos and T2 to provide pharmaceutical and nursing services as well as billing and collection services, as available and appropriate. The Women's Homecare joint venture is no longer actively pursuing the development or establishment of additional physician-owned companies and T2 is evaluating alternatives concerning the future direction of this service in light of its reassessment of physician ownership in the infusion therapy industry.

     SPECIALIZED PEDIATRIC SERVICES. The Company recently entered the market for alternate site treatment services for children through its acquisition of a majority interest in Pediatric Partners, Inc., doing business as Kids Medical Club ("Kids Medical Club"). Kids Medical Club operates out of 12 sites of service in 12 cities, and its services include home infusion therapy, respiratory therapy and home nursing. The Company expects this entrance into the alternate site pediatric therapy market to strengthen its overall position in the alternate site treatment industry. The Company holds an option to acquire the remaining interest in Kid's Medical Club.

     HOME THERAPEUTICS SUPPLY, INC. The Company, through one of its wholly-owned subsidiaries, Home Therapeutics Supply, Inc. ("HTS"), negotiates national purchase agreements with pharmaceutical manufacturers and others, and purchases certain pharmaceuticals, supplies and equipment for the Company's owned treatment facilities and for lease or resale to the 30 managed infusion therapy facilities. HTS purchases the pharmaceuticals, supplies and equipment in bulk quantities at substantial discounts from the prices that would otherwise be paid by the managed companies individually and passes part of these discounts on to such companies, thereby enhancing cost containment of supplies for such companies. As a result, the Company believes its sales or leases to the managed facilities are on terms no less favorable to those companies than could be obtained by any individual company from unaffiliated third parties. T2 has not experienced and does not anticipate that it will experience material difficulty in obtaining equipment, supplies and materials that it may require in connection with its business.

     HTS also maintains a biomedical department that tracks, maintains, repairs and monitors the performance of the infusion therapy pumps used throughout the Company's operations. As a result, HTS (i) controls the number of pumps used throughout the Company, (ii) facilitates loans of equipment among the Company's facilities and (iii) provides management with useful data as to pump performance and durability. Management believes that its in-house biomedical department will play an increasingly important role in controlling the Company's costs while enhancing patient service.

     ACQUISITIONS AND DISPOSITIONS. Since November 1988, T2 has acquired 95 infusion therapy companies that were previously owned primarily by local physicians and, in most instances, managed by T2. During its fiscal year ended September 30, 1993, T2 acquired 14 infusion therapy companies it had managed previously, one infusion therapy company it had not previously managed and acquired the remaining interest in another infusion therapy company in which it had previously owned a majority interest. The Company has agreed in principle to acquire one other infusion company that it currently manages and anticipates that this transaction will be consummated on or about December 31, 1993.

     During the Company's 1993 fiscal year, the Company also sold substantially all of its assets and equipment that were previously used in connection with the delivery of respiratory therapy services; that sale was consummated on April 15, 1993, and resulted in a gain of $6,441,556.

                                      (224)

LITHOTRIPSY

     OVERVIEW. Lithotripsy is a non-invasive technique that uses shock waves to break up kidney stones. Depending on the particular lithotripter used, the patient is sedated using either a general or an intravenous anesthetic while seated in a bath or lying on a treatment table. The operator of the lithotripter machine locates the stone using a fluoroscopy or ultrasound machine and directs the shock waves toward the stone either through the water in the bath or across a membrane placed next to the patient's body. The shock waves then fragment the stone thereby enabling the patient to pass the fragments through his or her urinary tract. Because lithotripsy is non-invasive and is provided on an outpatient basis, lithotripsy is an attractive alternative to other more invasive techniques otherwise used in treating urinary tract stones.

     As of September 30, 1993, T2 owned majority interests in 12 lithotripsy ventures and a minority interest in one other venture. The Company's lithotripsy ventures currently operate an aggregate of 25 lithotripsy machines that provide services in 124 locations in 15 states. The other owners of the ventures are primarily physicians, many of which utilize the venture's equipment to treat their patients. Ten of the 25 lithotripsy machines are stationary and located at hospitals or ambulatory surgery centers, while the other 13 machines are mobile, allowing them to be moved in order to meet patient needs and market demands. The Company's lithotripsy ventures typically lease the machine to the hospital, ambulatory surgery center or other facility providing care to the patient for a fee. In some cases, the lithotripsy venture bills the patient directly for the use of the venture's machine.

     Management believes that the regulatory and other problems associated with physician ownership in the Company's infusion therapy business are not currently present in the Company's lithotripsy business. There can be no assurance, however, that there will not be regulatory changes or public pressure that will require changes to the current structure of the Company's lithotripsy ventures. Many of the Company's agreements with its lithotripsy joint venture partners contemplate that the Company will acquire the remaining interest in such joint venture in the event that legislation is passed or regulations are adopted that would prevent the partner from owning an interest in the venture and using the venture's lithotripsy equipment for the treatment of his or her patients. See "Government Regulation."

     Company management believes that its lithotripsy investments will contribute increasing amounts to the Company's operations in the future. However, there can be no assurance that lithotripsy reimbursement rates will remain at their current levels and that the amounts the ventures currently receive for their machines will not be subject to pricing pressures similar to the pricing pressures that have been exerted on the Company's infusion therapy business. Recently, the Health Care Financing Administration ("HCFA") released a proposed rule setting the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. The Company cannot predict what the final rate for such reimbursement will be or what effect, if any, the adoption of this proposed rule would have on lithotripsy revenues and whether this decreased reimbursement rate will be applied to lithotripsy procedures performed at hospitals where a majority of the Company's lithotripsy machines are currently utilized.

     SERVICETRENDS, INC. On March 31, 1993, the Company acquired Servicetrends, Inc. ("Servicetrends"), a Marietta, Georgia based independent service organization that specializes in servicing lithotripters and other high-technology medical equipment. Servicetrends provides maintenance and repair services to approximately 43 lithotripsy companies, including nine companies in which the Company owns an interest.

     ACQUISITIONS. During its fiscal year ended September 30, 1993, T2 was involved in nine transactions, including two transactions in which it increased its ownership interests in lithotripsy ventures with which it was previously affiliated, six transactions in which it acquired a majority interest in a venture with which it had no prior affiliation and one transactions in which it acquired a minority interest in a venture.

     The Company has also agreed in principle to acquire majority interests in two other lithotripsy companies with which it has had no prior affiliation. The Company anticipates that each transaction will be consummated on or about December 31, 1993.

                                      (225)

PHYSICIAN PRACTICE MANAGEMENT SERVICES

     The Company has developed a physician practice management business that provides a variety of services to small and medium sized physician groups. Company management estimates that over 80% of the physicians in this country practice either alone or in a small group practice. With the ever increasing complexity of private practice, physicians have a growing need for external management services. The Company is providing consulting services in the following areas: development and management; office systems, including computerization, financial management, billing and collecting; practice marketing and development; other in-office services such as infusion therapy; mergers, acquisitions, affiliations and ventures; and managed care and third party payor contract opportunities. Initially, the practice management division will focus on providing services to the Company's physician network and their medical specialties. In addition, the Company intends to offer consulting and management services to service organizations and other health care providers that will offer a package of health care services to third party payors.

AMBULATORY SURGERY CENTERS

     Pursuant to a Debenture Purchase Agreement (the "Surgex Agreement"), dated January 1, 1993, the Company agreed to lend up to $10,000,000 to Surgex, Inc. ("Surgex") to assist Surgex in the operation, development and acquisition of additional ambulatory surgical centers. The interest rate applicable to loans to Surgex is 7% from January 1, 1993 to December 31, 1993, and the prime rate of interest announced by Trust Company Bank, Atlanta, Georgia, plus one percent (1%) from January 1, 1994 to December 31, 1997, the stated maturity date. The debentures representing the first $5,000,000 of loans are convertible at the Company's option into 51% of the issued and outstanding common stock of Surgex at the conversion date. The debentures representing the remaining $5,000,000 under the Surgex Agreement are convertible at the Company's option into an additional 23.375% of the issued and outstanding shares of common stock of Surgex on the date of conversion. In addition, the accrued interest on the debentures may be convertible into the common stock of Surgex, at Surgex's option. As of October 31, 1993, the Company had made loans to Surgex under the Surgex Agreement totalling $9,809,000. In addition, pursuant to the Surgex Agreement, the Company advanced an additional $828,000 to Surgex.

     As of December 15, 1993, Surgex owned interests in and managed four ambulatory surgical centers. The Centers are located in Miami, Florida; Atlanta, Georgia; Las Vegas, Nevada; and San Bernadino, California.

OTHER HEALTH CARE BUSINESSES

     In addition to operating infusion therapy companies and providing the other services described above, the Company was also involved during 1993 in certain other health care businesses, including, without limitation, home nursing and diet centers. Such complementary businesses amounted to less than 1% of the Company's net earnings for each of the fiscal years ended September 30, 1993 and 1992.

COMPANY OPERATIONS

     GENERAL. The Company's infusion therapy business is operated under a system that combines elements of a centralized management structure with features that allow patient services to be controlled and administered on a local level. In general, the infusion therapy companies are operated through T2's President who has two executive vice presidents reporting to him. Each executive vice president has operational responsibility for a series of "regions", each of which is comprised of several "districts." Each regional vice president has operational responsibility for a series of "districts", each of which is comprised of two or more companies. Each of the companies operates under the general direction of one of T2's general managers in accordance with policies, procedures and objectives established by T2. The implementation of these policies, procedures and objectives is carried out at the local level by the general managers.

     While T2 relies largely on its general managers to control costs, bill and collect patient accounts and supervise the administration of patient care at the local level, the Company has established systems to assist the general managers in virtually all operational aspects of the individual companies. For example, T2 has regional financial representatives who advise the companies on T2's billing and collecting policies and

                                      (226)
procedures and periodically audit the accounts and systems of the local companies. In addition, these persons assist T2 in revising and refining its billing and collecting practices and procedures to improve T2's communications with third party payors and managed care providers.

     Similarly, T2 has a Vice President of Clinical Services who has responsibility for developing and monitoring the nursing and pharmacy services of the Company's operations. Primary functions in this staff role include education, clinical support and communication. The directors of nursing and pharmacy report to the Vice President of Clinical Services and supervise a staff of regional nurses and regional pharmacists who provide direction related to nursing and pharmacy clinical practice to the Company's clinical personnel in the field. The regional nurses and pharmacists travel among the owned and managed companies to ensure that T2's clinical policies, procedures and objectives are followed. These clinical "consultants" also have responsibility for reviewing and updating T2's clinical procedures manuals and updating them as new technologies and treatments become available. They also assist local companies going through the accreditation process of the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") in which JCAHO surveyors conduct a thorough review of the local company to ensure that it meets the clinical standards published by the JCAHO. The ultimate goals of T2's regional nurses and pharmacists are establishing and maintaining the highest possible level of quality in T2's patient care and service. See
"Business -- Accreditation."

     T2 management believes that its team of internal billing, collecting and clinical consultants will enable T2 to maintain its quality of patient care, patient service and responsiveness.

     PATIENT CARE. Before accepting a patient for alternate site infusion treatment, the staff of the local company works closely with the patient's physician or clinicians and hospital personnel in order to assess the patient's suitability for alternate site care. This assessment process includes an analysis of the patient's physical condition and of social factors such as the stability of the patient's home life and the availability of family members or others who can assist in the administration of the patient's therapy, if necessary.

     When a patient's suitability for alternate site care has been confirmed, the patient and the patient's family (or others) receive training and education concerning the therapy to be administered, including proper infusion technique and care and use of intravenous devices and other equipment used in connection with the therapy. Assessment and training are generally performed by the nurses of the local company.

     Prior to the patient receiving treatment services from T2-owned or T2-managed companies, the treating physician devises the patient's plan of care and transmits it to the local company's clinical support team, including its nurses and pharmacists. This team will work with the treating physician to administer the plan of care and monitor the patient's progress. Throughout the patient's therapy, the local company's clinical support team will regularly provide the treating physician with reports on the patient's condition, allowing the treating physician to play an active role in the patient's treatment. The treating physician always remains responsible for the patient's care, including changing the patient's plan of care to meet the patient's needs and handling patient emergencies.

     Upon the patient's arrival home, a nurse from the local company typically oversees the administration of the patient's first home infusion treatment. Thereafter, the frequency of nursing visits depends upon the particular therapy involved. Depending upon the therapy and other factors, the nurse may check and adjust the patient's infusion site, intravenous lines and related equipment, obtain blood samples, change the pump settings and/or drug administration after consulting with the physician and assess the patient's condition and compliance with the plan of care. The patient's nutrition supplies and prescription drugs are typically delivered on a weekly basis, depending on the therapy.

     The treating physician remains actively involved in monitoring his or her patient's treatment by devising the patient's initial plan of treatment, monitoring the plan's administration and revising the plan as necessary. In addition, each T2-owned company has a medical advisory board comprised of local physicians who review quality assurance and patient services issues and consult with T2 on maintaining and improving its quality of care and patient service at the local level.

     NEW/OTHER CLINICAL RELATED PROGRAMS. In addition to basic education and audit functions, the clinical services department is responsible for ensuring that each center has a Quality Assurance/Improvement

                                      (227)
program so that problems are identified and corrected and all centers have a program to improve their services. Each center reports on a quarterly and annual basis to the T2 Corporate QAQI Committee which, in turn, reports on an annual basis to the T2 Board of Directors about clinical activities, changes and improvements.

     In January 1993, several IntraCare and home infusion centers began treating certain patients with the newly approved cancer agent paclitaxol. Use of this new agent presented challenges related to education of staff and actual administration. Through September 30, 1993, a total of 379 doses of this new agent were safely administered to 127 patients. These patients were able to receive this new therapy in their homes or at an IntraCare facility thereby bypassing the traditional hospital setting. The Company intends to continue to develop theses new therapy programs and to monitor these patients in outcome studies.

     Furthermore, in response to a changing business environment, T2 has begun organizing and establishing a case manager liaison program in its centers. Company management has recognized that third party payors and their case managers are requesting more and more clinical information about their beneficiaries. Accordingly, the Company has begun designating persons with clinical backgrounds to serve as case manager liaisons who will be responsible for relaying specific treatment information to the patient's third party payor and its case manager. Management believes that facilitating the flow of treatment information to the third party payors through persons with clinical backgrounds will assist the Company in better serving its patients and their payor sources and will improve its relations with such payor sources.

     SOURCES OF REVENUE. The Company's revenues from alternate site health care services are paid primarily by "third-party payors" including private insurance companies, self-insured employers, health maintenance organizations, preferred provider organizations and governmental payors under the Medicare or Medicaid programs. While the T2-owned companies accept and treat persons who receive benefits under the Medicare and Medicaid programs, T2 does not encourage Medicare or Medicaid referrals. Furthermore, T2-managed companies, pursuant to the terms of their respective management agreements, are not permitted to accept patients receiving benefits under the Medicare or Medicaid Programs. See "Business -- Management Agreements" and "-- Government Regulation."

     Prior to acceptance of a patient for therapy, the availability and amount of the patient's health insurance coverage are determined. Thereafter, the Company processes all payment requests on behalf of the patient. The Company generally accepts an assignment of the patient's benefits, and such benefits are paid directly by the patient's insurer or other third-party payor.

     The following provides T2's estimate of the approximate relative percentages of the portion of aggregate infusion therapy billings attributable to third-party payors for the periods shown:

                                                                      YEAR ENDED
                                                                       SEPTEMBER
                                                                          30,
                                                                      -----------
                                                                      1993    1992
                                                                      ---     ---
            Private Third-Party Payors..............................   96%     94%
            Medicare Program........................................    4%      6%
                                                                      ---     ---
              Total.................................................  100%    100%
                                                                      ===     ===

     The Company's profitability, like the profitability of other health care companies, depends in large part on reimbursements provided by third party payors. Because alternate site care is generally less costly to third party payors than hospital-based care, the alternate site treatment industry has historically benefitted from cost containment initiatives aimed at reducing the costs of hospitalization. However, increased competition among alternate site service providers and increased efforts by third party payors to contain or reduce health care costs by lowering reimbursement rates, increasing utilization review of services and negotiating reduced rates have decreased the amounts received for each patient treated. Accordingly, alternate site service providers, including the Company, have reported decreased operating margins as a result of such cost containment efforts. Continued cost reduction initiatives by third party payors or significant reductions in coverage or payment rates of third party payors or in the percentage of the Company's services delivered to privately-insured patients could have a material adverse effect on the Company's financial condition or results of operations.

                                      (228)

     Historically, the vast majority of the Company's revenues have been derived from third party payors without formal agreements with the Company. The Company is actively pursuing agreements with various self-insured companies, private insurance companies, health maintenance organizations, preferred provider organizations and managed care organizations for the provision of the Company's services. Pursuant to such agreements, the Company would provide discounts to the Company's usual and customary rates in exchange for commitments of incremental business and various concessions such as accelerated reimbursements. Many such agreements have already been reached at both a national level and at various local levels. In addition, the Company is pursuing positions in managed service organizations and other provider networks that would offer a broad range of services to various third party payor networks or purchasing alliances.

SALES AND EXPANSION

     T2 is concentrating its sales and expansion efforts on increasing the number of patients served through its existing services facilities. Historically, T2's physician relationships have enabled T2 to minimize sales and marketing expenses, and T2's sales and marketing activities had been predicated upon direct contact with local physicians. Due to the changing health care environment, the Company has recruited a staff of former payor executives to enhance the Company's efforts to market and sell its services to third party payors. The Company has also redeployed its senior development personnel to market the Company's services directly to third party payors, health maintenance organizations, preferred provider organizations, self-insured employers and their case managers. In addition, the Company has been building a small traditional sales force to enhance these efforts on a local level.

     T2's general managers are continuing to assist in the Company's overall sales efforts by marketing the Company's services to physicians, hospitals, health insurance companies and health maintenance organizations. When contacting these referral sources, the general managers stress quality of service, the experience and training of the registered nurses in infusion therapy, the immediate availability of specially prepared drugs from the Company's pharmacy and price.

MANAGEMENT AGREEMENTS

     Historically, T2 has developed and managed physician-owned infusion therapy companies as described below. T2 does not, however, intend to develop additional physician-owned home infusion therapy companies in the future, and it is currently reviewing all of its relationships with the infusion therapy companies it manages and may acquire such companies or restructure the management agreements it has with such companies in order to maintain the Company's compliance with applicable laws and respond to public sentiment against physician ownership in the infusion therapy industry. Any such acquisition of its managed companies may be accomplished using shares of Company common stock, cash or other Company securities or a combination thereof.

     MANAGED CENTERS. Twenty-nine of the 103 managed companies operate out of separate infusion therapy facilities or "centers". T2 enters into a management agreement ("Management Agreement") with each such managed home infusion therapy center under which T2 is responsible for (1) staffing and training the employees of the center, (2) promoting the center's business, (3) obtaining insurance for the center, (4) maintaining the center's equipment in good working order, (5) maintaining the center's books and records, (6) maintaining the center's compliance with applicable regulatory requirements, (7) paying, on behalf of the center, its expenses, (8) billing and collecting the revenues generated by the center and (9) supervising all other aspects of the day-to-day operations of the center. The employees of the managed center, on the other hand, are responsible for the nursing and pharmaceutical services provided by the center. There is no substantial difference in the manner in which T2-owned and T2-managed centers are operated, except, pursuant to the management agreement, managed centers are not permitted to accept any funds paid pursuant to the Medicare or Medicaid programs for the treatment of patients served by such centers.

     Under each Management Agreement, T2 is paid a monthly management fee equal to the greater of a fixed dollar amount or a specified percentage of the center's annual pre-tax earnings (referred to in the

                                      (229)

Management Agreements as "net profits"), determined before payment of the management fee. The Management Agreement used by T2 provides that it continues until it is terminated according to its terms.

     Under the terms of the Management Agreements entered into with these managed facilities, the center is prohibited from competing with T2 in the same area during the term of the Management Agreement and for two years thereafter. Under the standard terms of the Management Agreements, each center agrees to indemnify T2 and certain of its affiliates for any and all liabilities arising out of the operation of the center to the fullest extent permitted by applicable law, unless such liability resulted from the negligence of T2 or the willful misconduct of T2 in the management of the center. If it is determined that such liability resulted from the negligence of T2 or the willful misconduct of T2 in the management of the center, T2 will indemnify the center and certain affiliates of the center against all liability arising from such misconduct.

     MANAGED COMPANIES. Since August 1988, certain of T2's owned home infusion therapy centers have entered into Management Agreements with separate companies owned by local physicians pursuant to which the T2-owned center provides office space, pharmaceutical supplies and nursing, billing and collection services to the managed company for a fee stated as a percentage of collected revenues. On September 30, 1993, the Company had 74 such arrangements in place. These arrangements enable T2 to achieve economies of scale in the use of the management resources of T2-owned centers. None of the managed companies is permitted to accept any funds paid pursuant to the Medicare or Medicaid programs for the treatment of patients served by such companies.

COMPETITION

     The businesses in which the Company is involved are highly competitive. The Company believes that the principal bases of competition in the market are: (i) price; (ii) the quality, responsiveness and diversity of services offered; (iii) the relationship with local physicians, hospitals, clinics and nursing agencies; and (iv) the relationship with the third party payors and their case managers. The Company believes that it competes effectively on all of these bases. The Company also believes that its physician relationships are a competitive asset as these relationships assist the Company in improving the quality of its services and in identifying local physicians and third party payors in communities where the Company has determined that a need exists for infusion therapy or other services.

     The Company's primary business is providing infusion therapy services. While the Company believes that most companies and hospitals offering competitive services operate in one locality or metropolitan area, several companies offer these services nationwide and are larger and have significantly greater resources than the Company. In addition, consolidation in the infusion therapy industry and health care delivery system will likely produce larger numbers of regional and national competitors for the Company. Furthermore, other companies, hospitals and clinics, as well as health maintenance organizations, preferred provider organizations and other health care organizations can be expected to enter the infusion therapy market.

     Competition within the alternate site health care delivery system has been changed by the decision of third party payors and their case managers to become more active in monitoring and directing the care delivered to their beneficiaries. Accordingly, relationships with such payors and their case managers and inclusion within preferred provider and other networks of approved or accredited providers may become a prerequisite to the Company's ability to serve many of the patients treated by it. Similarly, the ability of the Company and its competitors to align themselves with other health care service providers may increase in importance as managed care providers and provider networks seek out providers who offer a broad range of services that may exceed the range of services currently offered by the Company and its affiliates.

     Finally, the future development of alternative means of treating infections or administering nutrition, which do not involve infusion therapy, could adversely affect the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements included elsewhere herein.

     The lithotripsy industry is competitive, particularly in geographic regions in which a high incidence of kidney stones exists. While T2 management believes that most hospitals and organizations offering lithotripsy

                                      (230)
or other kidney stone treatments are operated in one locality, metropolitan area or state, T2 is aware of several companies that offer lithotripsy services on a regional or multi-regional basis. Furthermore, while the existence of statutes in certain states that require a hospital, ambulatory surgery center or lithotripsy company to obtain a certificate of need may inhibit competition, the flexibility offered by mobile lithotripsy technology will increase competition.

EMPLOYEES

     The Company strives to employ and retain employees who will provide the best possible level of care for the Company's patients. For example, the Company's infusion therapy nurses are typically registered nurses, and the Company strongly encourages its nurses to obtain special training in intravenous therapies such as chemotherapy.

     As of September 30, 1993, T2 had 1,210 full-time employees and 599 part-time employees, distributed by profession, as follows:

            Management and corporate administrative staff................      136
            Pharmacists..................................................      363
            Nurses.......................................................      743
            Field administrative staff...................................      567
                                                                            ------
              Total......................................................    1,809
                                                                             =====

     T2 considers its relationship with its employees to be good. None of T2's employees is represented by a labor union.

INSURANCE

     The Company has not experienced any material liability claims relating to its services and is not aware of any basis for any material claims. Certain of the Company's services entail an inherent risk of liability, however, and there can be no assurance that such claims will not be asserted against the Company in the future.

     The Company maintains professional liability coverage for all of its owned and managed companies. The professional liability policy provides limits of $1,000,000 per claim and in the aggregate per year applicable to all owned and managed companies. This policy provides coverage for damages due to any negligent act, error or omission by the named insured or employees arising out of professional services provided to others, subject to general policy exclusions. Coverage for other third party claims (general liability and automobile liability coverage) is also maintained by the Company up to $1,000,000 per claim and in the aggregate on all owned and managed companies, subject to certain exclusions. In addition to the above policies, the Company maintains an excess insurance policy with a $15,000,000 aggregate policy limit which covers the Company and its owned and managed companies against liabilities in excess of the policy limits on the professional and general liability and automobile liability policies described above, subject to certain exclusions. In addition, the Company maintains a $10,000,000 excess umbrella insurance policy that covers liabilities in excess of the Company's other liability policies subject to certain exclusions.

PATENTS; TRADEMARKS; LICENSES

     Except for the service marks "T2", "IntraCare" and "Extendacare", the Company owns no patents or trademarks, and the Company does not believe that its business is dependent upon the use of any patent, trademark, service mark, license (other than regulatory licenses which the centers are required to obtain (see "Business -- Governmental Regulation") or similar property.

                                      (231)

GOVERNMENTAL REGULATION

     The federal government and all states in which the Company operates regulate various aspects of the Company's business. The Company believes that it is in substantial compliance with the federal and state laws and regulations applicable to its operations.

     Infusion therapy is subject to substantial regulation, as are many aspects of the health care delivery business, at the state level and also under the federal Medicare laws administered by the Health Care Financing Administration. In particular, the Company's infusion therapy facilities are subject to state laws governing pharmacy, home care, nursing services, health planning and professional ethics, as well as state and federal laws regarding fraud and abuse and physician ownership. Although the Company has not experienced any significant difficulties in obtaining the licenses, certificates and approvals necessary to establish and operate its facilities to date, the failure of a facility to obtain, renew or maintain any required regulatory approvals, licenses or certificates of need could prevent such facility from offering its existing services to patients and could adversely affect continued operation and expansion of T2.

     PHYSICIAN "SELF-REFERRAL" LEGISLATION. In the past several years, numerous legislative proposals have been offered at the state level that would expressly prohibit physicians from having any financial interests in a health care provider to which they refer patients. Within the past two years, 24 states have enacted physician "self-referral" legislation that in some way regulates ownership interests in or compensation arrangements between physicians and health care service providers. These laws vary from measures that require physicians to disclose their financial interests in the service providers to which they refer their patients to outright prohibitions of all financial relationships between physicians and the service providers to which they refer their patients and, in most cases, without regard to whether payment for the services is from a government or private program. The Company believes that most of these laws are either inapplicable to the businesses in which the Company operates or contain exemptions that appear to be applicable to the Company's operations. In states where the recent legislation appears to be applicable to the Company's operations, the Company has implemented methods for complying with such laws or is reviewing various methods for maintaining compliance with applicable laws.

     The so-called "fraud and abuse" provisions of the Medicare statute prohibit the knowing and intentional payment or receipt of any kickback or other form of remuneration specifically in return for the referral of patients to a health care provider for services reimbursable by Medicare. Violations can result in criminal or civil penalties, as well as exclusion from the Medicare program, under which the Company currently derives approximately 4% of its infusion therapy revenues. The laws of several states similarly prohibit such payments or receipt with respect to health care services in general. The Inspector General of the United States Department of Health and Human Services ("HHS") has taken the position that any benefit derived from a physician's financial interest in a health care provider to which the physician refers patients may in some circumstances constitute such prohibited payment and receipt. The Company does not believe that any benefit resulting from referring physicians' ownership of the Company's stock or other financial interest in the businesses owned or managed by the Company constitutes payment or receipt of remuneration within the meaning of these laws. With respect to the Medicare program, the Company believes that any patient referrals provided by Company stockholders fall within a "safe harbor" designated by HHS. See Item 5. "Market for Registrant's Common Equity and Related Stockholder Matters -- Shares Eligible for Future Sale."

     The Omnibus Budget Reconciliation Act of 1993 (the "Omnibus Act") was enacted on August 10, 1993, and includes provisions that prohibit physicians, beginning on January 1, 1995, from referring their patients who receive benefits under the Medicare or Medicaid programs to entities in which they have financial relationships for certain designated health services and prohibits the entity from submitting a claim for payment with respect to such services. The Omnibus Act is worded broadly and contains numerous exceptions and technical terms that are not fully defined and empowers the Secretary of the Department of Health and Human Services (the "Secretary") to adopt regulations interpreting and implementing the Omnibus Act. The Company cannot predict what effect, if any, the application of such regulations or the Omnibus Act may have on its future business activities.

                                      (232)

     Furthermore, additional bills were introduced during the last session of Congress that, if enacted, would have extended application of the Omnibus Act beyond services covered by Medicare or Medicaid. The Company cannot predict whether any such bill will be introduced in subsequent Congressional sessions and enacted into law or whether, if enacted, such law will apply to the businesses in which the Company operates or will contain an exemption applicable to the Company's operations. Enactment of such legislation (or similar state legislation) applicable to the Company's operations could have a material adverse effect on the Company.

     In December 1992, the Council on Ethics of the American Medical Association adopted guidelines concerning physician ownership of medical facilities. The guidelines state that, in general, physicians should not refer patients to a heath care facility in which they have an investment interest unless they provide services at the facility and alternative financing is unavailable. The Company does not believe the guidelines prevent physician stockholders from referring patients to its owned or managed companies.

     In June 1992, the Company received a request for documents from a grand jury sitting in Atlanta, at the request of the HHS, the focus of which appears to be the potential application of the Medicare Fraud and Abuse Law as it relates to physician-ownership. The Company has complied with the request and believes that the documents submitted will confirm that it has conducted its business affairs in a proper and lawful manner consistent with all applicable laws, regulations and professional codes of conduct. Management believes that the ultimate resolution of the grand jury proceeding will not have a material adverse effect on the Company's financial position and results of operations.

     HEALTH CARE REFORM LEGISLATION. The Clinton Administration has made health care reform a priority. When outlining his plan for health care reform in September 1993, President Clinton articulated six basic principles upon which the new system would be founded: security, simplicity, savings, choice, quality and responsibility. President Clinton explained that his proposal would provide insurance coverage to all Americans through government programs, employer programs or health alliances. On November 22, 1993, a bill was introduced in Congress that embodies the President's plan for health care reform. The current bill, which is captioned the "Health Security Act," would provide health insurance coverage for all Americans, primarily through regional health alliances, corporate health alliances and government funded programs. The basic insurance package would include coverage for certain outpatient services, including home health services and ambulatory surgery center services, but the antifraud provisions would place significant restrictions on the nature of the relationships between health care providers and such alliances and programs and is expected to place additional restrictions upon relationships between health care service providers and persons in a position to make or influence referrals of patients.

     The Health Security Act would also create, beginning on January 1, 1996, a new category of providers applicable to home infusion therapy providers. The Health Security Act would include home infusion drug therapy services as part of the acute care comprehensive benefit package and would provide coverage for certain antibiotics and other drugs and therapies designated by the Secretary. The bill would also cover certain nursing, pharmacy and other services related to the administration of such covered drugs and would be paid at the lesser of the actual charges or a per-diem fee established by regulation. In order to qualify for payment under this new category, providers would be required to meet a variety of quality assurance and service criteria established by the Secretary.

     In addition, several other health care reform proposals have been offered, including a plan that provides for a single payor insurance plan administered by the federal government and funded by taxes and plans that would provide for medical savings accounts and health insurance acquired through purchasing cooperatives. There can be no assurance that the Health Security Act or any other health care reform proposal or other changes in the health care system will be adopted or implemented. Further, there can be no assurance that if any such reform proposal or changes are made, they will not have an adverse effect on the Company.

ENVIRONMENTAL MATTERS

     Company management believes that T2 and each T2-owned and managed company are currently in compliance in all material aspects with applicable federal, state and local statutes and ordinances regulating

                                      (233)
the discharge of materials into the environment. T2 management does not believe it will be required to expend any material amounts in order to remain in compliance with these laws and regulations or that compliance will materially affect its capital expenditures, earnings or competitive position.

ACCREDITATION

     In 1988, the JCAHO, a voluntary health care accrediting body, began surveying home infusion organizations to determine compliance with approximately four hundred standards developed by experts in the home care and infusion therapy fields. These standards address both the clinical and administrative components of providing home infusion therapy with emphasis on quality improvement activities. JCAHO surveyors periodically revisit accredited companies to verify ongoing compliance. In December 1989, T2 owned companies began the survey process and as of October 1, 1993 all T2 owned companies that have been surveyed were successfully accredited. As T2 acquires new companies, they are placed on the schedule for JCAHO survey.

ITEM 2. PROPERTIES

     The Company's executive offices are located in Alpharetta, Georgia and occupy approximately 27,000 square feet of space in a building purchased by the Company in fiscal year 1990. The Company's subsidiaries lease space for the facilities needed to conduct their operations. The Company believes that its facilities and the facilities leased by its subsidiaries are adequate for present and foreseeable operations.

ITEM 3. LEGAL PROCEEDINGS

     In June 1992, the Company and certain of its officers were named as defendants in four civil suits filed on behalf of individuals claiming to have purchased or sold Company common stock during the time period from December 2, 1991 through June 24, 1992. The suits were filed in the United States District Court for the Northern District of Georgia and have been consolidated into one suit captioned: In Re: T2 Medical, Inc. Stockholder Litigation, Matter File No. 1:92-CV-1564-RLV. The complaint sought certification of a plaintiff's class, and on November 16, 1993, the proceeding was certified as a class action. The complaint seeks damages in an unspecified amount and alleges, among other things, that the Company and the named officers defrauded the market and violated various provisions of the federal securities laws by failing to make complete and accurate statements about, among other things, the Company's business, results of operations, acquisitions, future prospects, revenues, outstanding shares and compliance with Medicare laws regarding physician referrals and the related grand jury document request and by failing to disclose sales of "Restricted Shares" of T2 common stock prior to the expiration of the applicable holding periods and by trading shares of common stock while in possession of material, non-public information related to the failure to make complete and accurate statements. In September 1993, the plaintiff's moved to amend their complaint to include allegations that the Company and certain of its officers made misleading statements or omissions about certain accounting issues and the Company's prospects and alleges a class of purchasers for the period December 2, 1991 to August 12, 1993.

     In 1993, the Company conducted an inquiry which resulted in the restatement of the Company's interim financial statements for the periods ended December 31, 1992 and March 31, 1993. Subsequently, the Company and certain of its officers and directors and former officers and a former director were named as defendants in sixteen civil suits filed in the United States District Court for the Northern District of Georgia on behalf of individuals claiming to have purchased or sold Company common stock during various time periods in 1991, 1992 and 1993. One similar civil suit was filed in the United States District Court for the Northern District of Illinois. The complaints, which were generally similar, alleged in part that the Company made misleading public statements concerning the Company's business, results of operations, future prospects, revenues and reimbursements from its payor sources. In September 1993, many of the complaints were dismissed and a new class action complaint was filed.

     The consolidated complaint captioned Bender, et al v. T2 Medical, Inc., Joseph C. Allegra, David Hersh and Thomas E. Haire, Civil Action No. 93-CV-2201-RCF (the "Bender Action") and filed on September 28,

                                      (234)

1993, alleges, among other things, that the Company and the named officers defrauded the market in violation of various provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by making false and misleading statements or by failing to make complete and accurate statements about the Company's business, results of operations, revenues, reimbursement patterns of its payor sources and future prospects and a proposed management led buy out of the Company and seeks certification of a plaintiff's class for persons who bought Company common stock during the period from December 2, 1991 to August 12, 1993. Three other actions remain pending and the pending actions are described in further detail below.

     On August 16, 1993, a suit captioned Laura Lewis, M.D. v. T2 Medical, Inc., Joseph C. Allegra and David Hersh, Civil Action No. 93-CV-1852-RCF was filed seeking relief substantially similar and making substantially similar allegations as the plaintiff in the Bender Action, in addition to alleging common law fraud. The Lewis Action, however, also seeks certification of a subclass of plaintiffs who received shares of Company common stock in connection with certain acquisitions made by the Company during the 1993 fiscal year and includes allegations relating to violations of the Securities Act of 1933 related to the issuances of stock in connection with such acquisitions. The putative class consists of purchasers of the Company's stock for the period August 17, 1992 through August 12, 1993.

     On August 19, 1993, a suit captioned Dr. Russell James v. T2 Medical, Inc., Joseph C. Allegra, David Hersh, J. Lee Ledbetter and Stanley S. Trotman, Civil Action No. 93-CV-1886-RLV, was filed asserting substantially similar allegations and seeking substantially similar relief as the Bender Action, in addition to alleging common law fraud and common law negligent misrepresentation. The putative class consists of purchasers of the Company's stock for the period January 21, 1993 through August 11, 1993.

     On November 2, 1993, a suit captioned Julius Levine v. T2 Medical, Inc. Joseph C. Allegra, David Hersh, J. Lee Ledbetter and Stanley S. Trotman, Civil Action No. 93-CV-2353-RLV was transferred to the Northern District of Georgia from the Northern District of Illinois. The class and other allegations are similar to the allegations in the James action.

     The Company believes that it has meritorious defenses in these actions. Nevertheless, the ultimate outcome of the litigation described in the preceeding paragraphs cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of the suits has been made in the consolidated financial statements.

     The Securities and Exchange Commission is conducting an inquiry into the events that required the restatement of the Company's financial statements for the periods ended December 31, 1992 and March 31, 1993, and certain other matters. The Securities and Exchange Commission has requested certain documents relating to such inquiry, and the Company is responding to the request.

     Furthermore, the Company is a party in various legal actions arising out of the normal course of its business. Management believes that the ultimate resolution of such actions will not have a material adverse effect on the Company's financial position and results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                      (235)

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK

     The Common Stock is currently listed and traded on the New York Stock Exchange (the "NYSE") under the Symbol "TSQ." Prior to August 14, 1992, the Common Stock was quoted on the National Association of Securities Dealers, Inc.'s Automated Quotation System -- National Market System (the "NASDAQ/NMS"). The following table sets forth the quarterly high and low prices for the Common Stock during the fiscal years 1992 and 1993. All prices for fiscal years 1993 and the fourth quarter of 1992 includes sales prices from the NYSE and the prices from the first three quarters of 1992 represent bid prices per share as reported on NASDAQ/NMS.

                                                                               LOW      HIGH
                                                                               ----     ----
    FISCAL YEAR 1992
      First Quarter ended December 31, 1991..................................  29 1/2    57 3/4
      Second quarter ended March 31, 1992....................................  40 3/4    67 1/4
      Third quarter ended June 30, 1992......................................  19 7/8    43 1/8
      Fourth quarter ended September 30, 1992................................  18 1/4    31 1/8
    FISCAL YEAR 1993
      First Quarter ended December 31, 1992..................................  18 7/8    27 1/4
      Second Quarter ended March 31, 1993....................................  15 1/8    25 3/4
      Third Quarter ended June 30, 1993......................................    10      16 7/8
      Fourth Quarter ended September 30, 1993................................   5 1/2    16 3/4

     On November 30, 1993, there were approximately 2,965 holders of record of the Common Stock.

DIVIDEND POLICY

     Prior to September 1992, the Company did not pay dividends on a regular basis. Since then, the Company has paid regular quarterly dividends of $.025 per share and the Company intends to continue paying regular quarterly dividends. The Company's continued payment of regular quarterly dividends will, however, depend upon the earnings and financial condition of the Company and other factors considered relevant by the Company's Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

     As of November 30, 1993, the Company had 40,496,387 shares of Common Stock outstanding (excluding 2,978,282 shares outstanding held by wholly owned subsidiaries of the Company and accounted for as retired shares). Of these shares, 8,122,067 shares are not currently freely tradeable in the public market as a result of limitations imposed by law or contract between the holders thereof and the Company (collectively, "Restricted Shares"). The Restricted Shares were generally issued by the Company in connection with various acquisitions.

                                      (236)

     The table which follows lists (i) the number of shares of Common Stock that were outstanding as of November 30, 1993, but are subject to contractual or securities laws restrictions on transferability and (ii) lists the dates on which such shares will be eligible for resale pursuant to the terms of the applicable contract or pursuant to the exemption from registration afforded by Rule 144 under the Securities Act of 1933.

                         SHARES RESTRICTED BY CONTRACT

NO. OF SHARES     RELEASE DATE
- -------------     ------------
  2,866,628          1/05/95

                      SHARES RESTRICTED BY SECURITIES LAWS

NO. OF SHARES     RELEASE DATE
- -------------     ------------
    104,250          1/01/94
    396,527          2/01/94
      3,178          2/07/94
     44,161          5/01/94
    798,918          6/01/94
  1,122,147          9/04/94
  2,464,856          3/31/95
    127,868          4/01/95
    193,534          6/01/95

     In connection with the Company's review of applicable laws and regulations and in response to health care reform policies, the Company is reviewing the relationships it has with physicians who hold Restricted Shares. Among the alternatives currently being reviewed are: (i) a one time release or staggered release of all Restricted Shares that are restricted by contract; (ii) a public offering of some or all of the Restricted Shares whose transferability are restricted by operation of the securities laws; or (iii) an underwritten public offering of some or all of the Restricted Shares. Company management believes that removing all restrictions on transferability of the Restricted Shares may assist the Company in removing any negative perceptions associated with the numbers of shares of Company common stock held by physicians, and better position the Company within the "safe harbors" associated with the fraud and abuse provisions of the Medicare statute. The Company cannot predict what effect, if any, the removal of any such contractual or legal restrictions on the Restricted Shares may have on the market price of Company common stock. See Item
1. "Business -- Government Regulation."

                                      (237)

ITEM 6. SELECTED FINANCIAL DATA

     The following selected statement of operations and balance sheet data have been derived from the Company's consolidated financial statements included elsewhere herein. The financial data set forth below should be read in conjunction with the Consolidated Financial Statements, related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                YEAR ENDED SEPTEMBER 30,
                                         ----------------------------------------------------------------------
                                             1993           1992           1991          1990          1989
                                         ------------   ------------   ------------   -----------   -----------
INCOME STATEMENT DATA(1)
  Revenues:
    Home infusion therapy..............  $182,907,508   $200,350,400   $146,463,372   $85,665,017   $53,739,100
    IntraCare..........................    45,430,079     37,896,665     17,631,273     5,228,497            --
    Lithotripsy........................    35,429,827      6,208,463        900,150            --            --
    Other..............................     9,431,667      6,488,223      7,415,868     2,745,684     2,958,647
                                         ------------   ------------   ------------   -----------   -----------
         Total revenues................   273,199,081    250,943,751    172,410,663    93,639,198    56,697,747
Costs and expenses:
  Costs of revenues....................   147,550,081    120,722,394     85,400,369    50,143,506    29,352,135
  Selling, general and
    administrative.....................    29,896,015     19,905,682     15,380,367     9,092,800     6,350,574
  Provision for doubtful accounts......    23,273,759     12,139,284      9,742,377     4,732,131     2,696,808
  Amortization of intangibles..........     4,518,614      3,276,102      2,511,485     1,841,598     1,091,060
                                         ------------   ------------   ------------   -----------   -----------
         Total costs and expenses......   205,238,469    156,043,462    113,034,958    65,810,035    39,490,577
                                         ------------   ------------   ------------   -----------   -----------
         Income from operations........  $ 67,960,612   $ 94,900,289   $ 59,375,705   $27,829,163   $17,207,170
Other income (expense) -- net..........     8,683,918      4,718,193      1,600,439       555,139    (1,442,928)
                                         ------------   ------------   ------------   -----------   -----------
    Income before provision for income
      taxes and minority interest......    76,644,530     99,618,482     60,976,144    28,384,802    15,764,242
Provision for income taxes.............    27,519,489     32,313,721     18,629,791     9,131,475     4,883,547
Minority interest in income of
  subsidiaries.........................     7,657,477      2,346,040        595,371            --            --
                                         ------------   ------------   ------------   -----------   -----------
         Net income....................  $ 41,467,564   $ 64,958,721   $ 41,750,982   $19,252,827   $10,880,695
                                         =============  =============  =============  ============  ============
Net income per common and common
  equivalent share.....................  $       1.02   $       1.60   $       1.16   $       .66   $       .48
                                         ------------   ------------   ------------   -----------   -----------
Weighted average common and common
  equivalent shares outstanding........    40,675,003     40,659,803     36,109,915    29,016,979    22,584,358
                                         =============  =============  =============  ============  ============
Cash dividends per common share........  $        .10   $       .025   $         --   $        --   $        --
                                         ------------   ------------   ------------   -----------   -----------

                                                                     SEPTEMBER 30,
                                         ----------------------------------------------------------------------
                                             1993           1992           1991          1990          1989
                                         ------------   ------------   ------------   -----------   -----------
BALANCE SHEET DATA(1)
  Total assets.........................  $328,947,054   $283,516,698   $212,327,977   $ 56,043,471  $79,204,619
Long-term debt, obligations under
  capital leases and other long-term
  liability............................     4,530,416      5,731,581      7,418,005     11,383,962   23,308,972
         Total stockholders' equity....   281,460,876    246,292,099    168,911,639    131,830,511   44,845,791

- ---------------

(1) Restated to reflect pooling of interests combinations.

                                      (238)

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Historically, T2 had substantial growth in revenues and net income primarily based on (i) the development and management of new infusion therapy companies, (ii) the acquisition of managed companies, (iii) annual increases in the number of patients treated, and (iv) expansion into new alternate site treatment services. However, the Company's past growth and expansion may not be indicative of its future performance. Because of the changing nature of health care regulation, financing and delivery, T2 does not intend to develop additional home infusion therapy companies owned by physicians and managed by T2. In addition, T2 is reviewing all of its relationships with the infusion therapy companies it manages, and may acquire such companies or restructure the management agreements it has with such companies. The Company has modified its strategy for expanding its patient base by focusing its marketing efforts on developing contractual relationships with hospitals and managed care entities, including preferred provider organizations, health maintenance organizations, self-insured companies and other third party payors. Furthermore, T2 faces significant competition in pursuing other alternate site health care opportunities.

     In addition, in fiscal 1993 the Company experienced significant pressures from third party payors, which had a negative effect on revenue and income from operations. Continued cost reduction initiatives by third party payors, significant reductions in coverage and rates of third party payors, or significant reductions in the percentage of the Company's services delivered to privately-insured patients could also have a continuing negative effect on the Company's revenues and income from operations. In an effort to mitigate these pricing pressures, the Company is directing its sales and marketing efforts to third party payors in order to treat larger numbers of patients and increase economies of scale, and is continuing to expand its range of infusion therapy services by adding more advanced therapies.

RESULTS OF OPERATIONS

     The following table shows the percentage of certain items relative to revenues:

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                   ------------------------
                                                                    1993     1992     1991
                                                                   ------   ------   ------
    Revenues:
      Home infusion therapy......................................    66.9%    79.8%    85.0%
      IntraCare..................................................    16.6     15.1     10.2
      Lithotripsy................................................    13.0      2.5       .5
      Other......................................................     3.5      2.6      4.3
                                                                   ------   ------   ------
              Total revenues.....................................   100.0    100.0    100.0
    Costs and expenses:
      Costs of revenues..........................................    54.0     48.1     49.5
      Selling, general and administrative........................    10.9      7.9      8.9
      Provision for doubtful accounts............................     8.5      4.8      5.7
      Amortization of intangibles................................     1.7      1.4      1.5
                                                                   ------   ------   ------
              Total costs and expenses...........................    75.1     62.1     65.6
                                                                   ------   ------   ------
              Income from operations.............................    24.9     37.8     34.4
    Interest income..............................................     1.2      1.3      1.7
    Interest expense.............................................    (0.6)     (.6)    (1.4)
    Equity in earnings of unconsolidated subsidiaries............      .4      1.0      0.6
    Gain (loss) on sale of assets................................     1.9      (.1)      --
    Other........................................................      .3       .3       .1
                                                                   ------   ------   ------
    Income before provision for income taxes and minority
      interest...................................................    28.1     39.7     35.4
    Provision for income taxes...................................    10.1     12.9     10.8
    Minority interests in income of subsidiaries.................     2.8       .9       .4
                                                                   ------   ------   ------
              Net income.........................................    15.2     25.9     24.2
                                                                   ======   ======   ======

                                      (239)

  Year Ended September 30, 1993 Compared to Year Ended September 30, 1992

     Total revenues increased 9% to $273,199,081 in 1993 from $250,943,751 in 1992. However, home infusion therapy revenues, including management fees from managed home infusion therapy companies (see Note 5 to the Consolidated Financial Statements), decreased 9% to $182,907,508 in 1993 from $200,350,400 in 1992. Although the Company had an increase in infusion therapy patients served, a significant reduction in per patient revenue resulting from changes in reimbursement patterns has resulted in an overall decrease in infusion therapy revenue. These changes include increased case management and larger discounts demanded by third party payors. IntraCare revenues, including management fees from managed IntraCare companies (see Note 5 to the Consolidated Financial Statements), increased 20% in 1993 to $45,430,079 from $37,896,665 in 1992. This increase resulted primarily from the acquisition of and increase in operations of seven acquired IntraCare companies and the increase in management fees resulting from the development of 41 IntraCare facilities since February 1990. The increase was partially offset by lower reimbursement rates paid to the Company by third party payors. Lithotripsy revenues increased 471% in 1993 to $35,429,827 from $6,208,463 in 1992. This increase in lithotripsy revenues was attributable to an increase in patients served and the acquisition since September 30, 1992 of additional interests in two lithotripsy companies and majority interests in six lithotripsy companies in which the Company had no prior interest.

     While pricing pressures have been primarily related to the Company's infusion therapy operations, there can be no assurance that similar pricing pressures will not be applied to the Company's lithotripsy operations. In fact, HCFA has issued a proposed rule that would, if implemented, significantly reduce the amount Medicare would reimburse its beneficiaries for the cost of the lithotripsy procedures performed at an ambulatory surgery center or on an outpatient basis at a hospital. The Company cannot predict whether this rule will be adopted or what effect it may have on the Company. Further, a decrease in the Medicare reimbursement rate for lithotripsy reimbursement rates may trigger demands for similar reductions by other third party payors. See Item 1. "Business -- Lithotripsy."

     Costs of revenues increased 22% to $147,550,081 in 1993 from $120,722,394 in 1992. As a percentage of total revenues, the costs of revenues were 54% of total revenues in 1993 and 48.1% of total revenues in 1992. This increase was attributable to an increase in infusion therapy patients served, increased depreciation and the acquisitions and development mentioned above. The percentage of increase in costs of revenues of 22% was greater than the percentage increase in total revenues of 9% because of the significant decrease in reimbursement rates paid to the Company by third party payors.

     Selling, general and administrative expenses increased 50% to $29,896,015 in 1993 from $19,905,682 in 1992. As a percentage of total revenues, these expenses were 10.9% of total revenues in 1993 and 7.9% of total revenues in 1992. The increase in the percentage of selling, general and administrative expenses to total revenues is primarily due to the fixed component of certain selling, general and administrative expenses and the relative decrease in per patient revenues. In addition, the selling, general and administrative expenses incurred in 1993 include aggregate charges of approximately $2,200,000 for the legal and accounting expenses associated with an inquiry conducted by the Company's Audit Committee and charges associated with certain changes in the Company's management.

     The provision for doubtful accounts as a percentage of total revenues increased to 8.5% in 1993 from 4.8% in 1992. The increase in the provision for doubtful accounts is attributable to the significant changes in reimbursement patterns in the infusion therapy industry. These changes include (1) the retroactive effect of case management discounts (2) larger discounts demanded by indemnity insurance carriers and (3) other price discounts. Management regularly reviews the collectability of the Company's accounts receivable and makes adjustments to the allowance for doubtful accounts as needed to reflect prevailing conditions. The increase in amortization of intangibles of $1,242,512 in 1993 over 1992 was primarily attributable to the additional goodwill associated with the Company's acquisition of interests in the lithotripsy centers in 1993 that were accounted for as purchases.

     The change in other income (expense) -- net in 1993 over 1992 resulted primarily from the gain of $6,441,556 on the sale of certain equipment and other assets used in the Company's respiratory therapy business.

                                      (240)

     Income from operations as a percentage of total revenues decreased to 24.9% in 1993 from 37.8% in 1992. The decrease in income from operations percentages resulted primarily from an increase in the number and amount of discounts given to third party payors, including case management adjustments, managed care pricing and other price discounts, offset somewhat by an increase in income from the lithotripsy operations.

     The effective income tax rate increased to 40% in 1993 from 33% in 1992. The effective income tax rate was calculated by dividing the provision for income taxes by income before income taxes less minority interests in the income of subsidiaries. Such increase was primarily attributable to the increase in the amortization of intangibles resulting from acquisitions of entities since September 30, 1992 which were accounted for as purchases. Additionally, income for the year ended September 30, 1992 included more S Corporation income for which no income tax provision was required. This income resulted from the acquisitions of S Corporations which were accounted for as poolings of interests.

     Minority interest in income of subsidiaries for the year ended September 30, 1993 increased by 226% over 1992. This increase resulted from the Company's acquisition of majority interests in six lithotripsy companies since September 30, 1992.

  Year Ended September 30, 1992 Compared to Year Ended September 30, 1991

     Total revenues increased 46% to $250,943,751 from $172,410,663 in 1991.
Home infusion therapy revenues, including management fees from managed home infusion therapy companies (see Note 5 to the Consolidated Financial Statements), increased 37% to $200,350,400 from $146,463,372 in 1991. This increase in home infusion therapy revenues was attributable to an increase in infusion therapy patients served and the acquisition of 88 infusion therapy companies since November 1988, and an increase in management fees from managed companies. The increase in management fees resulted primarily from the development of new managed companies. IntraCare revenues, including management fees from managed IntraCare companies (see Note 5 to the Consolidated Financial Statements), increased 115% to $37,896,665 from $17,631,273 in 1991. This increase resulted primarily from the acquisition of and increase in operations of six acquired IntraCare facilities and management fees from the development of 39 IntraCare centers opened between February 1990 and September 30, 1992. Lithotripsy revenues increased 590% in 1992 to $6,208,463. This increase in lithotripsy revenues was attributable to the increase in patients served and the acquisition of majority interests in five lithotripsy companies since June 1, 1991.

     Cost of revenues increased 41% to $120,722,394 in 1992 from $85,400,369 in 1991. As a percentage of total revenues, the costs of revenues were 48.1% of total revenues in 1992 and 49.5% of total revenues in 1991. This increase was attributable to an increase in infusion therapy patients served and the acquisitions and development mentioned above.

     Selling, general and administrative expenses increased 29% to $19,905,682 in 1992 from $15,380,367 in 1991. As a percentage of total revenues, these expenses were 7.9% of total revenues in 1992 and 8.9% of total revenues in 1991. The decrease in the percentage is primarily due to the fixed component of certain selling, general and administrative expenses which do not increase proportionately with revenues. The provision for doubtful accounts as a percentage of total revenues decreased to 4.8% in 1992 from 5.7% in 1991. Management reviews the collectability of the Company's accounts receivable and makes adjustments to the related allowance for doubtful accounts as needed to reflect prevailing conditions. The increase in amortization of intangibles of $764,257 in 1992 over 1991 is primarily attributable to the additional goodwill associated with the acquisition of infusion therapy companies in 1992 which were accounted for as purchases.

     Income from operations as a percentage of total revenues increased to 37.8% in 1992 from 34.4% in 1991 primarily due to the factors discussed above.

     The change in other income (expense) -- net from 1991 to 1992 resulted generally from an increase in equity in earnings of unconsolidated subsidiaries in 1992 versus 1991 of $1,589,165, due primarily to the Company's investment in Bay Area Partners, and a decrease in interest expense in 1992 of $1,499,862 as a result of reporting certain debt during fiscal 1991.

                                      (241)

     Minority interest in income of subsidiaries for the year ended September 30, 1993 increased 294% over 1991. This increase resulted from the Company's acquisition of majority interests in five lithotripsy companies since September 30, 1991.

     Income before provision for income taxes and net income increased in 1991 over 1990 primarily due to the factors discussed above.

INFLATION

     The Company has not experienced significant increases in either the cost of supplies or operating expenses due to inflation. Nonetheless, although inflation has not been a significant factor to date, there can be no assurance that it will not be in the future.

LIQUIDITY, BUSINESS COMBINATIONS AND CAPITAL RESOURCES

     Since its inception, the Company has financed its current operations through internally generated funds and equity placements. The cash provided by operating activities was $53,610,163 in 1993, $76,831,023 in 1992 and
$34,898,775 in 1991. As of September 30, 1993, the Company had cash and short term investments net of short term investments pledged to short-term debt totaling approximately $38,500,000.

     For a description of the business combinations entered into by the Company during fiscal 1993, 1992 and 1991, see "Business" and Note 14 to the Consolidated Financial Statements.

     The Company believes that its presently anticipated short term needs for operating capital, debt repayments, capital expenditures and cash dividends will be satisfied by its present funds, internally-generated funds and its line of credit of $10,000,000. However, if the Company is required to acquire the minority interests in its lithotripsy ventures, acquires a significant number of infusion therapy companies, including companies it currently manages, or resolves its material pending litigation, the Company may need to seek additional sources of capital.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Omnibus Act") was signed into law by the President. The Omnibus Act increased the corporate tax rate of 34% to 35% as well as made certain other changes to the corporate tax law, including the deductibility of the amortization of certain intangible assets. The tax provisions of the Omnibus Act did not have a significant effect on the financial statements of the Company.

     In addition, the Omnibus Act included provisions that prohibit physicians, beginning on January 1, 1995, from referring their patients, who receive benefits under the Medicare or Medicaid programs, to entities in which they have financial interests for certain designated health services. The Omnibus Act is worded broadly and contains numerous exceptions and technical terms that are not fully defined and empowers the Secretary of the Department of Health and Human Services to adopt regulations interpreting and implementing the Omnibus Act. The Company cannot predict what effect, if any, the application of such regulations and the Omnibus Act may have on its future business activities. See Item 1. "Business -- Government Regulation."

FUTURE HEALTH CARE PROPOSALS AND LEGISLATION

     The current Presidential administration has formed a task force with the stated goal of improving the national health care system. It has been reported that steps will be taken to contain health care costs and that cutbacks may be made in the Medicare and Medicaid programs. It is uncertain what specific proposals will be made, whether any such proposals will be implemented or what effect they would have on the Company. There can be no assurance that any such proposals or other changes in the health care system will not have an adverse effect on the Company.

                                      (242)

QUARTERLY FINANCIAL DATA

     Interim quarterly results (unaudited) for T(2) for the years ended September 30, 1993 and 1992 were:

                                           FIRST          SECOND           THIRD          FOURTH
                                          QUARTER         QUARTER         QUARTER         QUARTER
                                        -----------     -----------     -----------     -----------
1993:
  Total revenues.....................   $71,772,871     $67,670,436     $66,551,445     $67,204,329
  Income from operations.............    22,981,670      17,015,745      13,192,510      14,770,687
  Income before taxes and minority
     interests.......................    24,097,272      17,402,631      19,948,659      15,195,968
  Net income.........................    14,109,775      10,261,557      10,335,016       6,761,216
  Net income per common and common
     equivalent share................           .35             .25             .25             .17
1992:
  Total revenues.....................   $58,154,992     $59,696,976     $64,897,019     $68,194,764
  Income from operations.............    21,599,885      21,858,699      24,903,374      26,538,331
  Income before taxes and minority
     interests.......................    21,826,749      23,159,557      26,542,926      28,089,250
  Net income.........................    14,209,271      15,220,292      17,345,715      18,183,443
  Net income per common and common
     equivalent share................           .36             .37             .43             .45

     The quarterly financial data for each of the quarters of fiscal 1992 and the first two quarters of fiscal 1993 as previously reported have been restated to reflect the mergers during fiscal 1993 and 1992 of the companies accounted for using the pooling of interests method of accounting. Net income per common and common equivalent share before restatement for the poolings of interests as previously reported in the Company's 1992 Annual Report on Securities and Exchange Commission ("Commission") Form 10-K was $.35, $.36, $.41 and $.43 for each of the four quarters ended September 30, 1992, respectively.

     Net income per common and common equivalent share before restatement for the poolings of interests as previously reported (after the restatements described in the following paragraph) in the Company's Quarterly reports on Form 10-Q for each of the two quarters ended March 31, 1993 preceding was $.34 and $.25, respectively.

     The quarterly financial data for the first two quarters of fiscal 1993 as previously reported were restated in the Company's Form 10-Q filed for the third quarter of fiscal 1993. The Audit Committee of the Company's Board of Directors discovered, during the course of an inquiry, that certain accounting irregularities and errors had occurred during the nine-month period ended June 30, 1993. As a result, the Company restated its condensed consolidated financial statements for each of the three-month periods ended December 31, 1992 and March 31, 1993. The restatements for each of the prior periods include (1) a reduction in home infusion therapy and IntraCare revenue, (2) an increase in the provision for doubtful accounts, (3) an increase in selling, general and administrative expenses and (4) adjustments to the provision for income taxes. Additionally, the condensed consolidated financial statements for the three-month period ended March 31, 1993 were restated to eliminate the gain on the sale of certain equipment and other assets used in its respiratory therapy business, which after restatement was recorded in the Company's condensed consolidated financial statements for the three-month period ended June 30, 1993.

     The third quarter of fiscal 1993 includes a gain of $6,442,000 on the sale of the assets owned by the Company used in its respiratory therapy business. Certain of the assets sold were acquired from a 50% joint venture of the Company. The joint venture realized a gain of $1,456,000 on its sale of assets to the Company. The above transactions increased net income and net income per common and common equivalent share for such quarter by approximately $4,300,000 and $.11, respectively (see Note 13 to the consolidated financial statements).

                                      (243)

     The total of the quarterly earnings per share amounts for 1992 does not agree with the annual earnings per share amount on the consolidated statements of income because of issuances of Common Stock during the year.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements required by this item are listed in Item 14(a)(1) and are submitted at the end of this Annual Report on Form 10-K. The supplementary data required by this Item is included on page 23. The financial statements and supplementary data are herein incorporated by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The response to this item is included in the definitive proxy statement for the 1994 Annual Meeting of Stockholders under the heading "Director, Director Nominee and Executive Officer Information," and is herein incorporated by reference.

ITEM 11. EXECUTIVE COMPENSATION

     The response to this item is included in the definitive proxy statement for the 1994 Annual Meeting of Stockholders under the heading "Executive Compensation," and is herein incorporated by reference. In no event shall the information in the Company's Proxy Statement under the heading "Compensation Committee Report" or "Performance Graph" be incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES, OFFICERS AND PRINCIPAL STOCKHOLDERS

     The response to this item is included in the definitive proxy statement for the 1994 Annual Meeting of Stockholders under the heading "Security Ownership of Directors, Director Nominees and Officers," and is herein incorporated by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The response to this item is included in the definitive proxy statement for the 1994 Annual Meeting of Stockholders under the heading "Certain Relationships and Related Transactions," and is herein incorporated by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)  (1)    The following consolidated financial statements of T2 Medical, Inc. and subsidiaries are filed as part of this Form 10-K:
            Independent Auditors' Report
            Consolidated balance sheets -- September 30, 1993 and 1992
            Consolidated statements of income -- Years ended September 30, 1993, 1992 and 1991
            Consolidated statements of stockholders' equity -- Years ended September 30, 1993,
            1992 and 1991

                                      (244)

            Consolidated statements of cash flows -- Years ended September 30, 1993, 1992 and
            1991
            Notes to consolidated financial statements
     (2)    The following consolidated financial statement schedules of T2 Medical, Inc. and subsidiaries are included in this Form 10-K:
            Schedule I    -- Marketable securities
            Schedule II   -- Amounts receivable from related parties and underwriters, promoters, and employees other than related parties
            Schedule VIII -- Valuation and qualifying accounts
            Schedule IX  --  Short-term borrowings

     All other schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

(b) Reports on Form 8-K filed in the fourth quarter of fiscal 1993.

     The Company filed a Current Report on Form 8-K dated August 12, 1993. The information contained in the Report discussed the press releases announcing that the Company had become aware of certain accounting irregularities and errors that occurred during the fiscal year 1993 and that the Company's former President and Chief Executive Officer had resigned and that its Chief Financial Officer was put on administrative leave. In addition, the Company filed a Current Report on Form 8-K dated September 15, 1993. The information contained in the Report discussed the Company's announcement that Tommy H. Carter had been elected to serve as the Company's President and Chief Executive Officer and would fill the position on the Company's Board of Directors vacated by the previous President and Chief Executive Officer.

(c) EXHIBITS

                                      (245)

      EXHIBIT
        NO.
    ------------
        3(a)        -- Amended Certificate of Incorporation of the Registrant as amended through February 3, 1992.(1)
        3(b)        -- Bylaws of the Registrant.(2)
        4(a)        -- See Certificate of Incorporation of Registrant as amended through
                       February 3, 1992, at Exhibit 3(a) hereto, and the Bylaws of the Registrant at Exhibit 3(b) hereto.
        4(c)        -- Specimen Common Stock Certificate.
       10(a)        -- Incentive Stock Option Plan of the Registrant dated June 1, 1986.(2)
       10(b)        -- 1988 Stock Option Plan of the Registrant, as amended and restated as of
                       July 31, 1990 and as further amended as of (i) August 20, 1991; (ii)
                       November 12, 1991; and (iii) July 6, 1992.(3)
       10(c)        -- Employee Stock Purchase Plan of the Registrant dated December 8,
                       1989.(4)
    10(e)(i)        -- Employment Agreement between the Registrant and Thomas E. Haire.(5)
    10(e)(ii)       -- Executive Agreement between the Registrant and Thomas E. Haire.(5)
    10(e)(iii)      -- Employment Agreement between the Registrant and Thomas E. Haire.(6)
    10(e)(iv)       -- Employment Agreement between the Registrant and Thomas E. Haire.
    10(e)(v)        -- Indemnification Agreement between the Registrant and Thomas E. Haire.
    10(f)(i)        -- Employment Agreement between the Registrant and David Hersh.(2)
    10(f)(ii)       -- Indemnification Agreement between the Registrant and David Hersh.
       10(h)        -- Life insurance policies on the life of Thomas E. Haire.(2)
    10(i)(i)        -- Employment Agreement between the Registrant and Joseph C. Allegra.(5)
    10(i)(ii)       -- Executive Agreement between the Registrant and Joseph C. Allegra.(5)
    10(i)(iii)      -- Employment Agreement between the Registrant and Joseph C. Allegra.(3)
    10(i)(iv)       -- Indemnification Agreement between the Registrant and Joseph C. Allegra.
       10(k)        -- Directors and Officers Liability Insurance Binder.(5)
       10(r)        -- 1987 Non-Qualified Stock Option Plan of the Registrant.(2)
       10(s)        -- 401(k) Plan of the Registrant dated December 8, 1989.(7)
    10(t)(i)        -- Employment Agreement between the Registrant and J. Lee Ledbetter.(6)
    10(t)(ii)       -- Indemnification Agreement between the Registrant and J. Lee Ledbetter.
       10(u)        -- Employment Agreement between the Registrant and Tommy H. Carter.
       10(w)        -- Employment Agreement between the Registrant and Gary P. Greenhood.
       10(x)        -- Indemnification Agreement between the Registrant and Stanley S. Trotman.
       10(y)        -- Employment Agreement between the Registrant and John T. Gallatin.
       10(z)        -- Secured Revolving Line of Credit Agreement between the Registrant and
                       Trust Company Bank, dated as of September 20, 1993.
      10(aa)        -- Prime Vendor Pharmaceutical Distribution Agreement, dated as of November
                       30, 1992, by and between the Registrant's wholly owned subsidiary, Home
                       Therapeutic Supply, Inc. and Whitmire Distribution Corporation(8).
      10(bb)        -- Debenture Purchase Agreement dated as of January 1, 1993, between the
                       Registrant and Surgex, Inc.(9).
          21        -- Subsidiaries of the Registrant.
          23        -- Consent of Independent Auditors. See page immediately preceding signature page to this Form 10-K Report.

                                      (246)

- ---------------

(1) Incorporated herein by reference to Exhibit 4(a) of the Registrant's Registration Statement on Form S-3, Registration Number 33-47615.

(2) Incorporated herein by reference to exhibit of same number in the Registrant's Registration Statement on Form S-1, Registration Number 33-20602.

(3) Incorporated herein by reference to exhibit of same number in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.

(4) Incorporated herein by reference to Exhibit 28 of the Registrant's Registration Statement on Form S-8, Registration Number 33-32535.

(5) Incorporated herein by reference to exhibit of same number in the Registrant's Registration Statement on Form S-1, Registration Number 33-31106.

(6) Incorporated herein by reference to exhibit of same number in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991.

(7) Incorporated herein by reference to exhibit of same number in the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1989.

(8) Incorporated herein by reference to Exhibit 10(b) in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1993.

(9) Incorporated herein by reference to Exhibit 10(c) in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1993.

                                      (247)

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference (i) in Registration Statement No. 33-47615 on Form S-3 and (ii) in the Registration Statements No. 33-65892, No. 33-23704, No. 33-36923 and No. 33-32535 on Forms S-8 of our report dated November 17, 1993 (December 23, 1993 as to Note 17) (which expresses an unqualified opinion and includes an explanatory paragraph relating to material uncertainties concerning certain pending claims against the Company) appearing in this Annual Report on Form 10-K of T2 Medical, Inc. for the year ended September 30, 1993, and to the reference to us under the heading "Experts" in the Prospectus, which is part of Registration Statement No. 33-47615 on Form S-3.

                                          DELOITTE & TOUCHE

Atlanta, Georgia
December 27, 1993

                                      (248)

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 27, 1993                   T2 MEDICAL, INC.

                                          By:     /s/  TOMMY H. CARTER
                                              -----------------------------
                                                      Tommy H. Carter
                                                         President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                TITLE                    DATE
                   ---------                                -----                    ----
              /s/  TOMMY H. CARTER                    President, Chief         December 27, 1993
- ----------------------------------------------            Executive
                 Tommy H. Carter                    Officer and Director
                                                    (Principal Executive
                                                          Officer)

                                                          Director             December   , 1993
- ----------------------------------------------
               Bruce D. Fielitz

              /s/  THOMAS E. HAIRE                  Chairman of the Board      December 27, 1993
- ----------------------------------------------           and Director
                 Thomas E. Haire

             /s/  ANTHONY C. SMITH                        Director             December 27, 1993
- ----------------------------------------------
               Anthony C. Smith

           /s/  STANLEY S. TROTMAN                        Director             December 27, 1993
- ----------------------------------------------
               Stanley S. Trotman

             /s/  BRUCE A. KOLLEDA                  Principal Accounting       December 27, 1993
- ----------------------------------------------            Officer
               Bruce A. Kolleda

                                      (249)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of T2 Medical, Inc.:

     We have audited the accompanying consolidated balance sheets of T2 Medical, Inc. and its subsidiaries (the "Company") as of September 30, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of T2 Medical, Inc. and subsidiaries at September 30, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note 12, the Company is a defendant in civil suits filed on behalf of individuals claiming to have purchased Company stock at various times during the time period from December 2, 1991 through August 12, 1993. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of these suits has been made in the accompanying consolidated financial statements.

                                          DELOITTE & TOUCHE

Atlanta, Georgia
November 17, 1993
(December 23, 1993
  as to Note 17)

                                      (250)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                         SEPTEMBER 30,
                                                                -------------------------------
                                                                    1993               1992
                                                                ------------       ------------
Current assets:
  Cash and cash equivalents (Note 6)..........................  $ 16,258,297       $ 14,509,800
  Short-term investments (Notes 2, 6 and 16)..................    47,647,163         55,414,987
  Receivables:
     Patient billings -- (less allowance for doubtful accounts
       of $5,525,840 at September 30, 1993 and $8,823,297 at
       September 30, 1992)....................................    26,979,099         39,246,349
     Other receivables (Note 4):
       Management fees........................................     7,464,206          9,882,600
       Lithotripsy............................................     6,313,065          1,285,273
       Other..................................................     6,955,650          5,156,691
  Inventories.................................................     4,561,234          4,435,719
  Prepaid expenses............................................       986,329            458,785
                                                                ------------       ------------
          Total current assets................................   117,165,043        130,390,204
Property and equipment, net (Note 3)..........................    24,248,211         19,271,484
Goodwill and other intangible assets, net of accumulated
  amortization of $13,104,727 at September 30, 1993 and
  $8,774,100 at September 30, 1992............................   175,114,254        128,604,633
Deferred income taxes (Note 8)................................            --            119,576
Other assets (Note 15)........................................    12,419,546          5,130,801
                                                                ------------       ------------
          Total assets........................................  $328,947,054       $283,516,698
                                                                 ===========        ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt (Note 6)....................................  $ 23,000,000       $  8,063,045
  Current portion of long-term debt (Notes 7 and 16)..........     1,978,664          1,012,147
  Current portion of obligations under capital leases (Note
     7).......................................................     1,148,207            843,362
  Accounts payable and accrued expenses (Note 13).............     8,365,224          6,735,019
  Income taxes payable (Note 8)...............................       945,940          6,668,292
  Deferred income taxes payable (Note 8)......................     1,080,085          1,810,097
  Other current liability (Note 14)...........................       273,000          5,273,000
                                                                ------------       ------------
          Total current liabilities...........................    36,791,120         30,404,962
Obligations under capital leases (Note 7).....................       721,115          1,356,711
Long-term debt, exclusive of current maturities (Notes 7 and
  16).........................................................     2,376,049          2,668,618
Deferred income taxes payable (Note 8)........................       328,266                 --
Other long-term liability (Note 14)...........................     1,433,252          1,706,252
Minority interests in subsidiaries............................     5,836,376          1,088,056
                                                                ------------       ------------
          Total liabilities...................................    47,486,178         37,224,599
                                                                ------------       ------------
Commitments and contingencies (Notes 7 and 12)
Stockholders' equity (Notes 9, 10 and 14):
  Common stock, $.01 par value, 100,000,000 shares authorized;
     shares issued and outstanding: 40,486,387 at September
     30, 1993 and 40,017,889 at September 30, 1992............       404,864            400,179
  Additional paid-in capital..................................   154,702,147        151,224,568
  Retained earnings...........................................   126,353,865         94,667,352
                                                                ------------       ------------
          Total stockholders' equity..........................   281,460,876        246,292,099
                                                                ------------       ------------
          Total liabilities and stockholders' equity..........  $328,947,054       $283,516,698
                                                                 ===========        ===========

                See notes to consolidated financial statements.

                                      (251)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------------------------
                                                       1993             1992             1991
                                                   ------------     ------------     ------------
Revenues:
  Home infusion therapy (Notes 4 and 5)........    $182,907,508     $200,350,400     $146,463,372
  IntraCare (Notes 4 and 5)....................      45,430,079       37,896,665       17,631,273
  Lithotripsy..................................      35,429,827        6,208,463          900,150
  Other (Note 4)...............................       9,431,667        6,488,223        7,415,868
                                                   ------------     ------------     ------------
          Total revenues.......................     273,199,081      250,943,751      172,410,663
Costs and expenses:
  Costs of revenues............................     147,550,081      120,722,394       85,400,369
  Selling, general and administrative..........      29,896,015       19,905,682       15,380,367
  Provision for doubtful accounts..............      23,273,759       12,139,284        9,742,377
  Amortization of intangibles..................       4,518,614        3,276,102        2,511,845
                                                   ------------     ------------     ------------
          Total costs and expenses.............     205,238,469      156,043,462      113,034,958
                                                   ------------     ------------     ------------
          Income from operations...............      67,960,612       94,900,289       59,375,705
                                                   ------------     ------------     ------------
          Other income (expense):
  Interest income..............................       3,239,174        3,194,244        2,858,971
  Interest expense.............................      (1,738,313)      (1,554,008)      (2,396,116)
  Equity in earnings of unconsolidated
     subsidiaries..............................       1,004,334        2,571,184          982,019
  Gain (loss) on sale of assets (Note 13)......       5,358,465         (253,723)         (49,792)
  Other........................................         820,258          760,496          205,357
                                                   ------------     ------------     ------------
Other income--net..............................       8,683,918        4,718,193        1,600,439
                                                   ------------     ------------     ------------
          Income before provision for income
            taxes and minority interest........      76,644,530       99,618,482       60,976,144
Provision for income taxes (Note 8)............      27,519,489       32,313,721       18,629,791
Minority interest in income of subsidiaries....       7,657,477        2,346,040          595,371
                                                   ------------     ------------     ------------
          Net income...........................    $ 41,467,564     $ 64,958,721     $ 41,750,982
                                                    ===========      ===========      ===========
Net income per common and common
  equivalent share.............................    $       1.02     $       1.60     $       1.16
                                                    ===========      ===========      ===========
Weighted average common and common equivalent
  shares outstanding...........................      40,675,003       40,659,803       36,109,975
                                                    ===========      ===========      ===========

                See notes to consolidated financial statements.

                                      (252)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      COMMON STOCK         ADDITIONAL                      TOTAL
                                  ---------------------     PAID-IN        RETAINED     STOCKHOLDERS'
                                    SHARES      AMOUNT      CAPITAL        EARNINGS        EQUITY
                                  -----------  --------   ------------   ------------   ------------
Balance, September 30, 1990.....   31,511,998  $315,120   $111,061,390   $ 20,454,001   $131,830,511
Net income......................           --        --             --     41,750,982     41,750,982
Issuance of common stock........    6,338,427    63,384      9,947,802             --     10,011,186
Income tax benefit from stock
  issued under stock option
  plans.........................           --        --        503,888             --        503,888
Distribution of S Corporation
  earnings......................           --        --             --    (15,184,928)   (15,184,928)
                                  -----------  --------   ------------   ------------   ------------
Balance, September 30, 1991.....   37,850,425   378,504    121,513,080     47,020,055    168,911,639
Net income......................           --        --             --     64,958,721     64,958,721
Issuance of common stock........    2,167,464    21,675     14,829,939             --     14,851,614
Income tax benefit from stock
  issued under stock option
  plans.........................           --        --     14,881,549             --     14,881,549
Distribution of S Corporation
  earnings......................           --        --             --    (16,372,601)   (16,372,601)
Cash dividends ($.025 per
  share)........................           --        --             --       (938,823)      (938,823)
                                  -----------  --------   ------------   ------------   ------------
Balance, September 30, 1992.....   40,017,889   400,179    151,224,568     94,667,352    246,292,099
Net income......................           --        --             --     41,467,564     41,467,564
Issuance of common stock........      468,498     4,685      2,967,528             --      2,972,213
Income tax benefit from stock
  issued under stock option
  plans.........................           --        --        510,051             --        510,051
Distribution of S Corporation
  earnings......................           --        --             --     (5,849,200)    (5,849,200)
Cash dividends ($.10 per
  share)........................           --        --             --     (3,931,851)    (3,931,851)
                                  -----------  --------   ------------   ------------   ------------
Balance, September 30, 1993.....   40,486,387  $404,864   $154,702,147   $126,353,865   $281,460,876
                                    =========  ========    ===========    ===========    ===========

                See notes to consolidated financial statements.

                                      (253)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------------------------
                                                       1993             1992             1991
                                                   ------------     ------------     ------------
Operating activities:
  Net income.....................................  $ 41,467,564     $ 64,958,721     $ 41,750,982
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization of discount on notes...........            --          323,835        1,499,862
     Depreciation and amortization...............    10,959,501        7,378,348        4,813,763
     Provision for doubtful accounts.............    23,273,759       12,139,284        9,742,377
     Income tax benefit of exercise of stock
       options...................................       510,051       14,881,549          503,888
     Equity in earnings of unconsolidated
       subsidiaries..............................    (1,004,334)      (2,571,184)        (982,019)
     Distributions from unconsolidated
       subsidiaries..............................     1,535,588        1,361,384          890,539
     Loss (gain) on sale of property and
       equipment.................................    (5,358,465)         253,723           49,792
     Change in assets and liabilities net of
       effects from acquisitions:
     Receivables.................................   (10,410,403)     (20,700,976)     (28,868,159)
     Inventories.................................       109,008       (1,001,430)      (1,367,889)
     Prepaid expenses and other assets...........      (515,386)      (2,585,818)        (197,902)
     Income taxes payable........................    (5,720,752)       4,311,182        2,444,031
     Accounts payable and accrued expenses.......    (1,643,374)      (3,004,408)       3,716,435
     Deferred income taxes.......................      (282,170)         197,063          704,769
     Minority interests in subsidiaries..........       689,576          889,750          198,306
                                                   ------------     ------------     ------------
     Cash provided by operating activities.......    53,610,163       76,831,023       34,898,775
                                                   ------------     ------------     ------------
Cash flows related to investing activities:
  Additions to property and equipment............    (5,901,488)      (5,871,982)      (5,840,228)
  Proceeds from sale of property and equipment...     5,457,874           67,500           82,437
  Payment for purchase of businesses acquired
     less cash acquired..........................   (48,411,243)     (19,517,505)     (18,520,671)
  Investment in unconsolidated subsidiaries......   (10,539,722)      (7,506,500)              --
  Increase (decrease) in short-term
     investments.................................     7,767,824      (55,414,987)              --
                                                   ------------     ------------     ------------
     Cash used in investing activities...........   (51,626,755)     (88,243,474)     (24,278,462)
                                                   ------------     ------------     ------------
Cash flows related to financing activities:
  Proceeds from issuance of common stock.........     1,816,047       11,864,931        8,274,267
  Proceeds from issuance of short-term notes and
     long-term debt..............................    28,888,000       13,721,141       12,036,394
  Repayment of short-term notes and long-term
     debt........................................   (21,157,907)     (31,854,500)     (11,669,015)
  Distributions of S Corporation earnings........    (5,849,200)     (16,372,601)     (15,184,928)
  Cash dividends.................................    (3,931,851)        (938,823)              --
                                                   ------------     ------------     ------------
     Cash used in financing activities...........      (234,911)     (23,579,852)      (6,543,282)
                                                   ------------     ------------     ------------
     Increase (decrease) in cash and cash
       equivalents...............................     1,748,497      (34,992,303)       4,077,031
     Cash and cash equivalents at beginning of
       period....................................    14,509,800       49,502,103       45,425,072
                                                   ------------     ------------     ------------
     Cash and cash equivalents at end of
       period....................................  $ 16,258,297     $ 14,509,800     $ 49,502,103
                                                    ===========      ===========      ===========

                See notes to consolidated financial statements.

                                      (254)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Description of Business

     T2 Medical, Inc. and its subsidiaries (the "Company") are primarily engaged in providing alternate site healthcare treatment services, including infusion therapy and lithotripsy services and the development and management of infusion therapy centers. As of September 30, 1993, the Company owns 137 infusion therapy centers, one weight management center, five home nursing centers, one pharmaceutical company, one medical supply company, and owns a portion of thirteen lithotripsy centers. The Company manages 103 home infusion companies owned by others as of September 30, 1993. The Company also sells medical supplies and leases equipment to the managed companies.

  Principles of Consolidation

     The consolidated financial statements include the accounts of T2 Medical, Inc., and its subsidiaries in which its ownership is 51% or greater. All material intercompany transactions and balances have been eliminated in consolidation. The Company uses the equity method of accounting to account for investments in entities in which the ownership is from 20% to 50%.

  Revenue Recognition

     The Company generates revenue principally from the following sources:

     Home infusion therapy revenues consist of patient revenues generated from the Company's owned infusion therapy centers and management fees from the home infusion therapy companies which are managed by the Company.

     IntraCare revenues consist of patient revenues generated from the Company's owned IntraCare centers and management fees from the IntraCare companies which are managed by the Company.

     Lithotripsy revenues represent billings to third-party payors, primarily hospitals, arising from the Company's lithotripsy operations.

     Other revenues include nursing services, weight loss services, pharmacy sales to managed companies and development fees from managed companies.

     Revenues are accounted for as follows:

     - Patient revenues are recognized net of estimated contractual adjustments related to third-party payors when services are rendered. The amount paid by the third-party payors is dependent upon the benefits included in the patient's policy.

     - Management fees are collected from all companies managed by the Company. Management fees from managed companies are either based on a percentage of the companies' annual pretax earnings or a percentage of revenues.

     - Other revenues are recognized as the services are rendered or when the pharmacy sales are made.

  Short-term Investments

     Short-term investments consist of marketable fixed rate securities. Such investments are carried at cost which approximates market value.

                                      (255)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

  Provision For Doubtful Accounts

     The Company records a provision for doubtful accounts for the portion of recognized revenues which it estimates may not be ultimately collected. The provision includes any contractual adjustments in excess of those estimated at the time revenue is recognized and other differences between recorded revenues and collections from third party payors and patients. The provision and related allowance are adjusted periodically, based upon the Company's evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services for which the Company may not have had significant historical collection experience, industry reimbursement trends, and other relevant factors.

  Inventories

     Inventories consist of drugs and related supplies used to provide infusion therapy and are valued at the lower of cost, first-in first-out method, or market.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line and accelerated methods.

  Income Taxes

     Effective October 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109. The Company had previously followed the provisions of SFAS No. 96. There was no significant effect on the consolidated financial statements from the adoption of SFAS No. 109.

     Deferred income taxes, which have been computed using the liability method, result from temporary differences between financial statement and income tax reporting.

  Cash Equivalents

     The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

  Goodwill

     Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets at the date of acquisition and is being amortized on the straight-line method over 40 years. The Company periodically assesses the recoverability of goodwill based on its judgments as to the future profitability of its operations.

  Per Share Data

     Net income per common share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during each year. Common equivalent shares represent dilutive stock options outstanding.

                                      (256)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

  Supplemental Disclosures of Cash Flow Information and Noncash Investing and Financing Activities

     Cash paid for:

                                                       YEAR ENDED SEPTEMBER 30,
                                              -------------------------------------------
                                                 1993            1992            1991
                                              -----------     -----------     -----------
        Interest............................  $ 1,692,111     $ 1,270,300     $   863,211
        Income taxes........................   34,195,165      12,674,914      15,184,321

     The Company's noncash investing acquisition activities for each of the three years in the period ended September 30, 1993 are summarized as follows:

                                                              CONSIDERATION
                                  FAIR VALUE    -----------------------------------------
                                   OF ASSETS    LIABILITIES      CASH          COMMON          NOTES
                                   ACQUIRED       ASSUMED        PAID           STOCK         PAYABLE
                                  -----------   -----------   -----------   -------------   -----------
1991
Southwest Homecare No. 1,
  Ltd...........................  $17,466,362   $   133,167   $ 7,600,000    $         --   $ 9,733,195
IntraCare of Annandale II.......    4,059,446            --     2,000,000       2,059,446            --
Cobb Regional Lithotripsy
  Partners......................    5,213,686            --     1,750,000       3,463,686            --
Tenn-Ga. Stone Group Two,
  L.P...........................    2,787,174            --     1,475,320       1,311,854            --
                                  -----------   -----------   -----------   -------------   -----------
  Total.........................  $29,526,668   $   133,167   $12,825,320    $  6,834,986   $ 9,733,195
                                   ==========    ==========    ==========      ==========    ==========
1992
Bay Area Renal Stone Center
  Ltd...........................  $13,025,655   $        --   $ 7,306,500    $  5,719,155   $        --
San Diego Home Therapy..........      742,152            --       562,500         179,652            --
South Georgia Lithotripsy
  Partners, North Georgia
  Lithotripsy Partners of
  Atlanta and North Georgia
  Lithotripsy Partners of
  Augusta.......................   20,204,718     4,831,640    15,373,078              --            --
                                  -----------   -----------   -----------   -------------   -----------
       Total....................  $33,972,525   $ 4,831,640   $23,242,078    $  5,898,807   $        --
                                   ==========    ==========    ==========      ==========    ==========
1993
Pediatric Partners, Inc.........  $ 2,691,702   $   441,702   $ 2,250,000    $         --   $        --
IntraCare of Annandale II.......    3,754,555            --     1,950,000       1,804,555            --
Lithotripsy Partners of
  Cincinnati....................    6,542,808       100,000     6,442,808              --            --
Mobile Lithotripters of Indiana
  Partners......................    5,170,716       663,563     4,507,153              --            --
Midwest Urologic Stone Unit
  Limited Partnership...........   11,062,698     1,523,657     9,539,041              --            --
Gulf South Lithotripsy
  Associates, L.P...............    9,187,732       817,386     8,370,346              --            --
Coastal Lithotripsy Associates,
  L.P...........................    5,038,234     1,877,203     3,161,031              --            --
Bay Area Renal Stone Center
  Ltd...........................    9,492,799       277,015     9,215,784              --            --
Shock Wave Therapy Limited
  Partners......................    1,300,000       100,000     1,200,000              --            --
                                  -----------   -----------   -----------   -------------   -----------
       Total....................  $54,241,244   $ 5,800,526   $46,636,163    $  1,804,555   $        --
                                   ==========    ==========    ==========      ==========    ==========

                                      (257)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

 2. SHORT-TERM INVESTMENTS:

     The cost and market value of short-term investments are summarized as follows.

                                                 SEPTEMBER 23, 1993          SEPTEMBER 30, 1992
                                              -------------------------   -------------------------
                                                              MARKET                      MARKET
                                                 COST          VALUE         COST          VALUE
                                              -----------   -----------   -----------   -----------
U.S. Government and its Agencies............  $15,327,920   $15,414,834   $25,391,836   $25,604,717
Municipal Obligation........................      300,000       311,616            --            --
Corporate bonds and notes...................   32,019,243    32,140,583    30,023,151    30,253,555
                                              -----------   -----------   -----------   -----------
       Total................................  $47,647,163   $47,867,033   $55,414,987   $55,858,272
                                               ==========    ==========    ==========    ==========

     Corporate bonds and notes potentially subject the Company to concentration of credit risk. The Company invests in corporate bonds and notes with a Standard and Poor's credit rating of A or better. Corporate bonds and notes include approximately $4,418,000 and $7,507,000 that are invested in individual issuers.

3. PROPERTY AND EQUIPMENT:

     Property and equipment is summarized as follows:

                                                    ESTIMATED
                                                     USEFUL              SEPTEMBER 30,
                                                      LIFE        ----------------------------
                                                     (YEARS)          1993            1992
                                                    ---------     ------------     -----------
    Land..........................................       --       $    315,884     $   315,884
    Building and leasehold improvements...........     31.5          4,838,539       4,435,823
    Machinery and equipment.......................      5-7         27,138,459      20,926,660
    Automobiles...................................        5          3,345,315       3,182,040
                                                                  ------------     -----------
           Total..................................                  35,638,197      28,860,407
    Less accumulated depreciation and
      amortization................................                 (11,389,986)     (9,588,923)
                                                                  ------------     -----------
      Property and equipment, net.................                $ 24,248,211     $19,271,484
                                                                   ===========      ==========

 4. RELATED PARTY TRANSACTIONS:

     All companies managed by the Company are considered related parties. An officer and a former officer of the Company hold minority ownership interests in certain of such companies. All management fees are from managed companies (see
Note 5).

     Other revenues included the following from managed companies:

                                                        FOR THE YEARS ENDED SEPTEMBER 30,
                                                     ----------------------------------------
                                                        1993           1992           1991
                                                     ----------     ----------     ----------
    Pharmacy sales...............................    $2,124,394     $2,478,901     $2,497,777
    Supply sales.................................       926,918      1,327,535      1,852,864
    Development fees.............................       494,500        655,500          2,500
    Equipment rentals............................        86,027         54,940         67,126
                                                     ----------     ----------     ----------
              Total..............................    $3,631,839     $4,516,876     $4,420,267
                                                      =========      =========      =========

     Other receivables include management fees and advances receivable from managed companies and employees of $11,617,735 and $325,810, respectively, at September 30, 1993 and $13,484,620 and $192,287, respectively, at September 30, 1992.

                                      (258)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

     On January 23, 1991, in connection with the merger of Greater New York Home Therapeutics, Inc. ("Greater New York"), the Chairman received cash consideration of $520,167, and the President received 44,036 shares of the Company's common stock valued at $599,991.

     On August 1, 1991, in connection with the mergers of Blue Ridge Home Therapeutics, Inc., Central Florida Home Therapeutics, Inc., Columbus Home Therapeutics, Inc., Hudson Valley Home Therapeutics, Inc., Long Island Home Therapeutics, Inc., Milwaukee Home Therapeutics, Inc., Minnesota Home Therapeutics, Inc., Northern New Jersey Home Therapeutics, Inc., Sarasota Home Therapeutics, Inc., Southeast Home Therapeutics, Inc. and Southwest Florida Home Therapeutics, Inc. (collectively, the "1991 Pooling Centers"), the Chairman and former President received aggregate cash consideration of $3,552,319 and $1,575,925, respectively, and the former President received 76,818 shares of the Company's common stock valued at $1,976,527.

     On June 1, 1992, in connection with the mergers of Alabama Home Therapeutics II, Inc., Central New Jersey Home Therapeutics, Inc., Central Virginia Home Therapeutics, Inc., Garden State Home Therapeutics, Inc., Manhattan Home Therapeutics, Inc., Penn Valley Home Therapeutics, Inc., Potomac Home Therapeutics II, Inc., Queens Home Therapeutics, Inc. and Western New Jersey Home Therapeutics, Inc. (collectively, the "June 1992 Pooling Centers"), the Chairman and former President received cash consideration of $709,884 and $694,093, respectively.

     On September 4, 1992, in connection with the mergers of Cleveland Home Therapeutics, Inc., Empire Home Therapeutics, Inc., Meadowlands Home Therapeutics, Inc., Passaic Home Therapeutics, Inc., Puget Sound Home Therapeutics, Inc., Southern California Home Therapeutics, Inc., Spartanburg Home Therapeutics, Inc. and Utah Home Therapeutics, Inc. (collectively, the "September 1992 Pooling Centers"), the Chairman and former President received cash consideration of $1,537,356 and $629,182, respectively, and the former President received 33,846 shares of the Company's common stock valued at $908,174.

     On March 31, 1993, in connection with the mergers of Asheville Home Therapeutics II, Inc., Baltimore Home Therapeutics, Inc., Broadway Home Therapeutics, Inc., Chicago Home Health Management II, Inc., Georgia Home Therapeutics IV, Inc., Knoxville Home Therapeutics II, Inc., Middle Tennessee Home Therapeutics II, Inc., Orlando Home Therapeutics, Inc., Servicetrends, Inc., Southern New Jersey Home Therapeutics, Inc., Syracuse Home Therapeutics, Inc., Suburban Home Therapeutics, Inc., Triborough Home Therapeutics, Inc., and Western Kentucky Home Therapeutics II, Inc. (collectively, the "March 1993 Pooling Centers"), the Chairman, President and former President received aggregate cash consideration of $218,638, $300,000 and $129,749, respectively.

 5.  REVENUES:

     Home infusion therapy and IntraCare revenues include the following:

                                                     FOR THE YEARS ENDED SEPTEMBER 30,
                                               ----------------------------------------------
                                                   1993             1992             1991
                                               ------------     ------------     ------------
      Home infusion therapy:
        Patient revenues...................    $160,442,943     $175,887,155     $131,821,820
           Management fees.................      22,464,565       24,463,245       14,641,552
                                               ------------     ------------     ------------
                Total......................    $182,907,508     $200,350,400     $146,463,372
                                                ===========      ===========      ===========
      IntraCare:
           Patient revenues................    $ 15,554,491     $ 12,270,571     $  6,895,948
           Management fees.................      29,875,588       25,626,094       10,735,325
                                               ------------     ------------     ------------
                Total......................    $ 45,430,079     $ 37,896,665     $ 17,631,273
                                                ===========      ===========      ===========

                                      (259)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

 6.  SHORT-TERM DEBT:

     The Company has a $10,000,000 line of credit agreement with a commercial bank. The agreement provides the Company with various interest rate options. At September 30, 1993, $10,000,000 was outstanding under this agreement at an interest rate of 4.2%. All borrowings are secured by certain short-term investments and cash on deposit in such bank. Unless extended at the bank's option, the agreement terminates on February 28, 1995. In addition, the Company has entered into an agreement with an investment company in which it has borrowed $13,000,000 on a 30-day basis at an interest rate of 3.6%. Short-term investments costing $25,359,000 are pledged as collateral to the above borrowings.

     At September 30, 1992, the Company had a $10,000,000 unsecured revolving credit agreement with a commercial bank. No borrowings were outstanding at September 30, 1992. In addition, the Company had short-term notes payable to banks totalling $8,063,045 at September 30, 1992 with interest rates ranging from 6.0% to 8.0%.

 7.  LONG-TERM DEBT AND LEASE OBLIGATIONS:

     Long-term debt and capital lease obligations are summarized as follows:

                                                                       SEPTEMBER 30,
                                                                  -----------------------
                                                                    1993          1992
                                                                  ---------     ---------
    Various notes payable, interest rates of 11.5% with
      maturities through 1997, certain tangible assets are
      pledged as collateral.....................................  $4,354,713    $3,680,765
    Less amounts due within one year............................   1,978,664     1,012,147
                                                                  ----------    ----------
    Long-term debt..............................................  $2,376,049    $2,668,618
                                                                  ----------    ----------
    Capital lease obligations...................................  $1,869,322    $2,200,073
    Less amounts due within one year............................   1,148,207       843,362
                                                                  ----------    ----------
    Noncurrent obligations under capital leases.................  $  721,115    $1,356,711
                                                                  ==========    ==========

     Scheduled aggregate principal repayments of long-term debt are as follows:

                    FOR THE
                  YEARS ENDING
                 SEPTEMBER 30,
                 -------------
                     1994.......................................  $1,978,664
                     1995.......................................   1,639,495
                     1996.......................................     696,054
                     1997.......................................      40,500
                                                                  ----------
                                                                  $4,354,713
                                                                  ==========

     Future minimum lease payments under capital leases are as follows:

                   FOR THE
                 YEARS ENDING
                SEPTEMBER 30,
                -------------
                     1994.......................................  $1,296,907
                     1995.......................................     634,662
                     1996.......................................     151,406
                                                                  ----------
                               Total............................   2,082,975
                     Less amount representing interest..........     213,653
                                                                  ----------
                               Total............................  $1,869,322
                                                                  ==========

                                      (260)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

     The cost and related accumulated depreciation of equipment under capital leases at September 30, 1993 was $3,847,491 and $2,086,855 and $3,414,905 and
$1,441,885 at September 30, 1993 and 1992, respectively.

     The Company leases office space and automobiles under three to six-year noncancellable operating lease agreements. Future minimum annual lease commitments under these leases are as follows:

                   FOR THE
                 YEARS ENDING
                SEPTEMBER 30,
                -------------
                     1994.......................................  $3,728,285
                     1995.......................................   2,818,686
                     1996.......................................   2,089,431
                     1997.......................................   1,434,928
                     1998.......................................     376,544
                                                                 -----------
                               Total............................ $10,447,874
                                                                 ===========

     Rental expense for the years ended September 30, 1993, 1992, and 1991 was $7,502,201, $4,755,224 and $2,822,290, respectively.

 8.  INCOME TAXES:

     The managed companies acquired had elected S Corporation status for income tax purposes for various periods until acquisition date at which time the S Corporation tax elections were terminated. As S Corporations, the income or loss from these entities was includable by their shareholders in their individual income tax returns. Therefore, for the companies acquired accounted for using the pooling of interests method of accounting, no provision for income taxes has been made in the consolidated financial statements for the respective periods the entities were S Corporations. If the merged companies had been C Corporations and income taxes had been recorded in the Company's financial statements at an effective income tax rate of 39% in 1993 and 38% in 1992 and 1991, net income and net income per common share of the Company would have been $40,046,852 and $.98 in 1993, $59,558,318 and $1.46 in 1992 and $36,409,211 and
$1.01 in 1991.

     The components of the provision for income taxes are as follows:

                                                       FOR THE YEARS ENDED SEPTEMBER 30,
                                                  -------------------------------------------
                                                     1993            1992            1991
                                                  -----------     -----------     -----------
    Current
      Federal...................................  $25,152,928     $28,119,440     $15,910,402
      State.....................................    3,108,789       3,997,218       2,014,620
                                                  -----------     -----------     -----------
              Total.............................   28,261,717      32,116,658      17,925,022
                                                  -----------     -----------     -----------
    Deferred
      Federal...................................     (660,583)        173,415         627,244
      State.....................................      (81,645)         23,648          77,525
                                                  -----------     -----------     -----------
              Total (benefit)...................     (742,228)        197,063         704,769
                                                  -----------     -----------     -----------
              Total income tax provision........  $27,519,489     $32,313,721     $18,629,791
                                                   ==========      ==========      ==========

                                      (261)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

     The effective income tax rate varies from the statutory federal income tax rate for the periods presented as follows:

                                                                      FOR THE YEARS ENDED
                                                                         SEPTEMBER 30,
                                                                  ----------------------------
                                                                   1993       1992       1991
                                                                  ------     ------     ------
    Statutory rate..............................................    35%        34%        34%
    Increases (decreases) in taxes resulting from:
      S Corporation income......................................    (2)        (5)        (8)
      State income taxes, net of federal income tax benefit.....     5          4          4
      Amortization of goodwill nondeductible for tax purposes...     1          1          1
      Other.....................................................     1         (1)        --
    Effective tax rate..........................................    40%        33%        31%

     The tax effects of temporary differences at September 30, 1993 and 1992 were as follows:

                                                                   1993            1992
                                                                -----------     -----------
    Receivables...............................................  $ 2,937,165     $ 4,133,090
    Allowance for doubtful accounts...........................   (2,173,238)     (2,848,308)
    Other.....................................................   (1,844,012)        525,315
                                                                -----------     -----------
      Current deferred taxes payable..........................  $ 1,080,085     $ 1,810,097
                                                                 ==========      ==========
    Other assets..............................................  $  (125,626)    $  (148,774)
    Amortization of goodwill deductible for income tax
      purposes................................................      439,088              --
    Other.....................................................       14,804          29,198
                                                                -----------     -----------
      Long-term deferred taxes payable (asset)................  $   328,266     $  (119,576)
                                                                 ==========      ==========

 9. COMMON STOCK:

     On July 1, 1991, the Board of Directors declared a two-for-one split of the Company's common stock, effected in the form of a 100% stock dividend to shareholders of record on August 15, 1991. Retroactively, an amount equal to the par value of the common shares issued was transferred from additional paid-in capital to common stock. All references to number of shares and per share information in the consolidated financial statements have been retroactively adjusted to reflect the stock split.

10. STOCK OPTIONS:

     Under the Company's stock option plan effective August 9, 1987 (the "1987 Plan"), certain employees of the Company were granted non-qualified stock options to purchase 302,000 shares of common stock at an exercise price of $.50 per share. All options granted under the 1987 Plan have been exercised.

     The Company's stock option plan effective January 13, 1988 (the "1988 Plan") permits the granting of incentive and non-qualified stock options to purchase up to 6,500,000 shares, of common stock to officers, directors and employees of the Company. The plan, as amended, limits the number of shares allowed to be purchased by directors of the Company to 2,500,000 shares. Options granted under the 1988 Plan are exercisable for ten years (five years if the optionee owns more than 10% of the Company's outstanding common stock). Non-qualified options to purchase 1,574,800, 1,403,500 and 2,602,666 shares of common stock were granted under the 1988 Plan in 1993, 1992 and 1991, respectively.

                                      (262)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

     Option transactions related to the above plans for the periods presented are as follows:

                                                                            OPTION PRICE
                                                    NUMBER OF      -------------------------------
                                                      SHARES         PER SHARE           TOTAL
                                                    ----------     --------------     ------------
Options outstanding at September 30, 1990.........   1,485,814     $   .50-14.875     $ 11,707,362
  Granted during 1991.............................   2,602,666       9.125-31.438       64,105,010
  Exercised during 1991...........................    (994,954)        .50-15.875       (7,645,821)
  Cancelled during 1991...........................     (21,668)     15.875-20.063         (385,855)
                                                    ----------                        ------------
Options outstanding at September 30, 1991.........   3,071,858         .50-31.438       67,780,696
  Granted during 1992.............................   1,403,500      18.125-58.125       53,302,750
  Exercised during 1992...........................    (680,051)         .50-32.25      (11,477,149)
  Cancelled during 1992...........................    (357,500)     11.625-58.125      (17,875,313)
                                                    ----------                        ------------
Options outstanding at September 30, 1992.........   3,437,807         .50-58.125       91,730,984
  Granted during 1993.............................   1,574,800         6.00-26.25       22,440,108
  Exercised during 1993...........................    (112,000)         .50-19.00       (1,037,314)
  Cancelled during 1993...........................    (604,501)       10.25-32.25      (13,855,515)
                                                    ----------                        ------------
Options outstanding at September 30, 1993.........   4,296,106     $ 4.813-58.125     $ 99,278,263
                                                      ========                         ===========

     Of the options outstanding, 2,889,867 were exercisable at September 30, 1993. At September 30, 1993, 4,642,995 shares were reserved for issuance under the 1988 Plan.

11. EMPLOYEE STOCK PURCHASE PLAN AND 401(K) PLAN:

     The Company has the T2 Medical, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") under which eligible employees are granted options to purchase shares of the Company's common stock at a purchase price of 85% of the lower of the fair market value on January 1 or December 31 of each plan year. Each participant may authorize up to 10% of their annual compensation to be withheld for participation in the Plan. Options granted and outstanding at September 30, 1993 were 203,593, and such options become exerciseable on December 31, 1993. Options were exercised for shares of 33,877 in 1993, 30,932 in 1992 and 20,724 in 1991 at $19.34 per share in 1993, $12.20 per share in 1992 and $10.84 per share in 1991. At September 30, 1993, 314,467 shares were reserved for issuance under the Stock Purchase Plan.

     The Company has the T2 Medical, Inc. 401(k) Plan (the "401(k) Plan") in which eligible employees may contribute up to a certain amount ($8,994 in 1993) to the 401(k) Plan. The Company will match 100% of the contributions of each participant up to 6% of the participant's gross salary. The Company's matching contribution may be made in the form of the Company's common stock or cash. During 1993, 1992 and 1991, the Company charged expense of $935,068, $602,852 and $318,279, respectively, related to the 401(k) Plan. 12. CONTINGENCIES:

     The Company carries liability insurance covering general and medical malpractice liability with annual limits of $25 million per occurrence and in the aggregate with respect to each of its companies. Management believes such coverage is adequate to cover claims that may result.

     The Company is a party in various legal actions arising out of the normal course of business. In addition, the Company in 1992 received a request for documents from a grand jury sitting in Atlanta, Georgia at the request of the U.S. Department of Health and Human Services, the focus of which appears to be the potential application of the Medicare Fraud and Abuse Law as it relates to physician ownership. The Company has complied with the request and believes that the documents submitted will confirm that it has conducted its business affairs in a proper and lawful manner, consistent with all applicable laws, regulations and professional codes of conduct. Medicare billings related to home infusion and Intracare infusion therapy represent less than

                                      (263)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

5% of the Company's fiscal 1993 revenues. Management believes that the ultimate resolution of the above matters will not have a material adverse effect on the Company's financial position and results of operations.

     Further, the Company and certain of its officers and former officers are defendants in civil suits filed in 1992 on behalf of individuals claiming to have purchased Company stock during the time period from December 2, 1991 through June 24, 1992. The suits have been consolidated into one suit. The complaint seeks certification of a plaintiff's class and damages in an unspecified amount. The complaint alleges, among other things, that the Company and the named individuals violated various provisions of the Securities and Exchange Act of 1934 and violated certain other laws by failing to make complete and accurate statements about the Company's business. On November 16, 1993, the proceeding was certified as a class action.

     In 1993, the Company conducted an inquiry which resulted in the restatement of the Company's interim financial statements for the periods ended December 31, 1992 and March 31, 1993. Subsequently, the Company and certain of its officers and directors and former officers and a former director were named as defendants in civil suits filed on behalf of individuals claiming to have purchased or sold Company stock during various time periods in 1991, 1992 and 1993. The complaints, which were generally similar, alleged in part that the Company made misleading public statements concerning the Company's business, results of operations, future prospects, revenues, and reimbursements from its payor sources. The complaints, which have been filed in or transferred to the U.S. District Court for the Northern District of Georgia, seek certification of a plaintiff's class and damages in an unspecified amount. In September 1993, an amended consolidated complaint was filed making substantially the same allegations and seeking substantially the same relief as the earlier complaints. The consolidated complaint seeks certification of a plaintiff's class for persons buying or selling Company stock during the period from December 2, 1991 to August 12, 1993. While most of the complaints filed in August 1993 were voluntarily dismissed following the filing of the consolidated complaint, three actions remain pending.

     The Company believes that it has meritorious defense in these actions. Nevertheless, the ultimate outcome of the litigation described in the preceding two paragraphs cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of the suits has been made in the consolidated financial statements.

     The Company has agreed to indemnify, in certain circumstances, the directors, officers and former officers named as defendants in the civil suits described above for certain legal fees and expenses incurred, and judgments, fines and settlement amounts paid in connection with such suits.

     The Securities and Exchange Commission is conducting an inquiry into the events that required the restatement of the Company's financial statements for the periods ended December 31, 1992 and March 31, 1993, and certain other matters. The Securities and Exchange Commission has requested certain documents relating to such inquiry, and the Company is responding to the request.

13. SALE OF RESPIRATORY THERAPY BUSINESS

     On April 15, 1993, the Company consummated its sale of certain equipment and other assets used in their respiratory therapy business for cash of $5,380,000 and a note receivable of $2,000,000 of which $1,945,000 was paid in October 1993. The related gain of $6,442,000 on the sale of the assets owned by the Company is included in gain on sale of assets in the consolidated statement of income. Certain of the assets sold were acquired from a 50% joint venture of the Company. The joint venture realized a gain of $1,456,000 on its sale of assets to the Company.

                                      (264)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

14.  BUSINESS COMBINATIONS:

  Poolings of Interests

     On January 23, 1991, the Company exchanged 660,540 shares of its common stock for substantially all of the outstanding common stock of Greater New York. In addition, certain shares of Greater New York were acquired for cash of $520,167. On August 1, 1991, the Company exchanged 2,688,494 shares of its common stock for substantially all of the outstanding common stock of the 1991 Pooling Centers. In addition, certain shares of the 1991 Pooling Centers were acquired for cash totalling $5,128,244. On February 1, 1992, the Company issued 355,560 shares of its common stock for substantially all of the outstanding common stock of Lifesource, Inc. ("Lifesource"). On February 1, 1992, the Company issued 365,384 shares of its common stock for substantially all of the outstanding common stock of TPN of Reno, Inc., TPN of Las Vegas, Inc. and Sierra Nevada Pharmaceutical Consultants, Inc. (collectively, "TPN"). On June 1, 1992, the Company issued 798,918 shares of its common stock for all of the outstanding common stock of the June 1992 Pooling Centers. In addition, certain shares of the June 1992 Pooling Centers were acquired for cash totalling $1,403,977. On September 4, 1992, the Company exchanged 1,122,147 shares of its common stock and cash of $2,166,538 for all of the outstanding common stock of the September 1992 Pooling Centers. On March 31, 1993, the Company issued 2,464,856 shares of its common stock for substantially all of the outstanding common stock of the March 1993 Pooling Centers. In addition, certain shares of the March 1993 Pooling Centers were acquired for cash of $648,387. Effective June 1, 1993, the Company issued 193,534 shares of its common stock for all of the outstanding common stock of Park Avenue Home Therapeutics Inc. ("Park Avenue"). The combinations have been accounted for as poolings of interests and, accordingly, the 1992 and 1991 consolidated financial statements have been restated, as applicable, to include Greater New York, the 1991 Pooling Centers, Lifesource, TPN, the June 1992 Pooling Centers, the September 1992 Pooling Centers, the March 1993 Pooling Centers and Park Avenue.

     The results of operations for the year ended September 30, 1993 include the combined centers' results of operations prior to the combination dates as follows:

                                                              TOTAL           NET
                                                            REVENUES         INCOME
                                                           -----------     ----------
        T2 Medical, Inc..................................  $262,950,938    $37,824,712
        March 1993 Pooling Centers.......................     9,456,546      3,425,494
        Park Avenue......................................       791,597        217,358
                                                           ------------    -----------
        Combined.........................................  $273,199,081    $41,467,564
                                                           ============    ===========

     The results of operations for the year ended September 30, 1992 include the combined centers' results of operations prior to the combination dates as follows:

                                                              TOTAL           NET
                                                            REVENUES         INCOME
                                                           -----------     ----------
        T2 Medical, Inc..................................  $205,335,065    $51,756,478
        Lifesource.......................................     3,919,993        107,400
        TPN..............................................     3,844,632        781,154
        June 1992 Pooling Centers........................     9,316,689      2,738,897
        September 1992 Pooling Centers...................    10,184,772      3,628,188
        March 1993 Pooling Centers.......................    17,020,854      5,481,699
        Park Avenue......................................     1,321,746        464,905
                                                           ------------    -----------
        Combined.........................................  $250,943,751    $64,958,721
                                                           ============    ===========

                                      (265)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

     The results of operations for the year ended September 30, 1991 include the combined centers' results of operations prior to the combination dates as follows:

                                                              TOTAL           NET
                                                            REVENUES         INCOME
                                                           -----------     ----------
        T2 Medical, Inc..................................  $117,030,204    $26,747,450
        Greater New York.................................     1,802,622        668,689
        1991 Pooling Centers.............................    17,716,247      6,787,945
        Lifesource.......................................    11,158,428        946,240
        TPN..............................................     8,884,965      1,191,429
        June 1992 Pooling Centers........................     6,002,358      1,854,144
        September 1992 Pooling Centers...................     4,074,862      1,528,643
        March 1993 Pooling Centers.......................     5,740,977      2,026,442
                                                           ------------    -----------
        Combined.........................................  $172,410,663    $41,750,982
                                                           ============    ===========

     A reconciliation of consolidated total revenues, net income and net income per common share as previously reported in the Company's 1992 and 1991 Annual Reports on Form 10-K with restated amounts for the years ended September 30, 1992 and 1991 is as follows:

                                                        YEAR ENDED SEPTEMBER 30, 1992
                                                    -------------------------------------
                                                                                    NET
                                                                                   INCOME
                                                                                    PER
                                                       TOTAL           NET         COMMON
                                                     REVENUES         INCOME       SHARE
                                                    -----------     ----------     ------
    T2 Medical, Inc., as previously reported.....   $242,119,396    $59,348,153    $1.55
                                                                                   =====
    March 1993 Pooling Centers...................     17,020,854      5,481,699
    Park Avenue..................................      1,321,746        464,905
    Adjustments..................................     (9,518,245)      (336,036)
                                                    ------------    -----------
    T2 Medical, Inc., as restated................   $250,943,751    $64,958,721    $1.60
                                                    ============    ===========    =====

                                                        YEAR ENDED SEPTEMBER 30, 1992
                                                    -------------------------------------
                                                                                    NET
                                                                                   INCOME
                                                                                    PER
                                                       TOTAL           NET         COMMON
                                                     REVENUES         INCOME       SHARE
                                                    -----------     ----------     ------
    T2 Medical, Inc., as previously reported.....   $147,572,387    $34,569,854    $1.02
                                                                                   =====
    Lifesource...................................     11,158,428        946,240
    TPN..........................................      8,884,965      1,191,429
    June 1992 Pooling Centers....................      6,002,358      1,854,144
    September 1992 Pooling Centers...............      4,074,862      1,528,643
    March 1993 Pooling Centers...................      5,740,977      2,026,442
    Adjustments..................................    (11,023,314)      (365,770)
                                                    ------------    -----------
    T2 Medical, Inc., as restated................   $172,410,663    $41,750,982    $1.16
                                                    ============    ===========    =====

     The adjustments reflected above represent primarily the elimination of intercompany revenues and expenses.

                                      (266)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

     On May 1, 1992, the Company exchanged 58,881 shares of its common stock for all of the outstanding common stock of Desert Oncology Medical Group, Inc. ("Desert"). The merger was accounted for as a pooling of interests. The operations of Desert were insignificant to the financial statements of the Company; accordingly, the operations of Desert have been included in the financial statements of the Company since May 1, 1992.

  Purchases

     On November 30, 1990, the Company acquired the net assets of Southwest Homecare No. 1, Ltd. ("Southwest") for a total purchase price of $9,876,192. The purchase was funded by cash of $7,600,000 and promissory notes of $2,276,192, bearing interest at 10%. The $8,194,107 excess of the purchase price over the fair value of the net assets acquired is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and included in the Company's operations after November 30, 1990.

     The purchase price with respect to Southwest was subject to increase if certain earnings levels were achieved. The earnings levels have been substantially achieved. Accordingly, the Company has recorded the increased consideration of $7,457,003 as additional cost of acquiring Southwest, which is being amortized over forty years. The additional consideration is payable in monthly installments of $22,750 through December 1999 plus $5,000,000 paid in December 1992. At September 30, 1993 and 1992, $1,433,252 and $1,706,252,
respectively, was included as other long-term liability and $273,000 and $5,273,000, respectively, was included in other current liability.

     On February 28, 1991, the Company acquired 51% of the net assets of IntraCare of Annandale II ("IntraCare II") for a total purchase price of $4,059,446. On April 1, 1993, the Company increased its ownership in IntraCare II by acquiring 49% of the net assets of IntraCare II for a total purchase price of $3,754,555. The total purchase price of $7,814,001 was funded by the issuance of 226,124 shares of common stock (valued at $3,864,001) and cash of $3,950,000. The $8,107,569 excess of the purchase price over the fair value of the assets acquired was allocated to goodwill which is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and included in the Company's operations after February 28, 1991.

     On October 1, 1990, the Company acquired 35% of the partnership interests of Tenn-Ga. Stone Group Two, L.P. (the "Partnership") for a purchase price of $1,635,292. On June 1, 1991, the Company increased its ownership in the Partnership to 51% by acquiring an additional 16% of the Partnership for a purchase price of $1,151,882. On January 1, 1993, the Company increased its ownership in the Partnership to 75% by acquiring an additional 24% of the Partnership for a purchase price of $1,800,000. The total purchase price was funded by the issuance of 109,684 shares of common stock (valued at $1,311,854) and cash of $3,275,320. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and was consolidated in the Company's operations after June 1, 1991.

     On April 1, 1991, the Company acquired a 35% interest in Cobb Regional Lithotripsy Partners ("Cobb") for a total purchase price of $4,000,616. On November 1, 1991, the Company increased its ownership in Cobb to 51% by acquiring an additional 16% of Cobb for a purchase price of $1,213,070. The total purchase price of $5,213,686 was funded by the issuance of 122,890 shares of common stock (valued at $3,463,686) and cash of $1,750,000. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and was consolidated in the Company's operations after November 1, 1991.

     On January 1, 1992, the Company acquired a 35% interest in Bay Area Renal Stone Center, Ltd. ("Bay Area") for a total purchase price of $13,025,655 consisting of 104,250 shares of common stock (valued at

                                      (267)

                       T2 MEDICAL, INC. AND SUBSIDIARIES

$5,719,155) and cash of $7,306,500. Effective October 1, 1992, the Company increased its ownership in Bay Area to 65% by acquiring an additional 30% of Bay Area for a cash purchase price of $9,215,784.

     On February 7, 1992, the Company acquired the net assets of San Diego Home Therapy ("San Diego") for a total purchase price of $742,152. The purchase was funded by the issuance of 3,178 shares of the Company's common stock (valued at $179,652) and cash of $562,500.

     On July 1, 1992, the Company acquired 69.03%, 51.00% and 54.43% of the partnership interests of South Georgia Lithotripsy Partners ("South Georgia"), North Georgia Lithotripsy Partners of Atlanta ("North Georgia -- Atlanta") and North Georgia Lithotripsy Partners of Augusta ("North Georgia -- Augusta"), respectively, for a total cash purchase price of $15,373,078. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straightline basis over forty years. The acquisitions were accounted for as purchases and included in the Company's operations after July 1, 1992.

     Effective October 1, 1992, the Company acquired 51% of the outstanding common stock of Pediatric Partners, Inc. ("Pediatric") for a total purchase price of $2,250,000. The purchase was funded by the conversion of previously purchased convertible debentures into common stock which represents a 51% ownership interest in Pediatric. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and was consolidated in the Company's operations after October 1, 1992.

     Effective January 1, 1993, the Company acquired 65% of the partnership interests of Lithotripsy Partners of Cincinnati ("LPC") for a total cash purchase price of $6,442,808. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and included in the Company's operations after January 1, 1993.

     Effective February 1, 1993, the Company acquired 60% of the partnership interests of Mobile Lithotripters of Indiana Partners ("Indiana") for a total cash purchase price of $4,507,153. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and included in the Company's operations after February 1, 1993.

     Effective April 1, 1993, the Company acquired 60% of the partnership interests of Midwest Urologic Stone Unit Limited Partnership ("Midwest") for a total cash purchase price of $9,539,041. Effective April 1, 1993, the Company also acquired 65% of the partnership interests of Gulf South Lithotripsy Associates, L.P. ("Gulf South"), for a total cash purchase price of $8,370,346. Substantially all of the purchase price of these acquisitions was allocated to goodwill and is being amortized on a straight-line basis over forty years. These acquisitions were accounted for as purchases and were included in the Company's operations after April 1, 1993.

     On May 6, 1993, the Company acquired 51% of the partnership interests of Coastal Lithotripsy Associates, L.P. ("Coastal") for a total cash purchase price of $3,161,031. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and was included in the Company's operations after May 6, 1993.

     On August 1, 1993, the Company acquired 60% of the Partnership interests of Shock Wave Therapy Limited Partnership ("Shock Wave") for a total cash purchase price of $1,200,000. Substantially all of the purchase price was allocated to goodwill and is being amortized on a straight-line basis over forty years. The acquisition was accounted for as a purchase and was included in the Company's operations after August 1, 1993.

     Many of the Company's agreements with its lithotripsy joint venture partners contemplate that the Company will acquire the remaining interest in such joint venture in the event that legislation is passed or

                                      (268)

                       T2 MEDICAL, INC. AND SUBSIDIARIES
regulations are adopted that would prevent the partner from owning an interest in the venture and using the venture's lithotripsy equipment for the treatment of his or her patients.

     Because the operations of Southwest, IntraCare II, the Partnership, Cobb, Bay Area, San Diego, South Georgia, North Georgia -- Atlanta, North
Georgia -- Augusta, Pediatric, LPC, Indiana, Midwest, Gulf South, Coastal and Shock Wave were insignificant, no pro forma data is presented.

15. DEBENTURE PURCHASE AGREEMENT

     Pursuant to a Debenture Purchase Agreement ("Agreement"), dated January 1, 1993, the Company has loaned $9,809,000 to Surgex, Inc. ("Surgex") at an interest rate of 7% to December 31, 1993 and "Prime Rate" plus 1% from January 1, 1994 to the December 31, 1997 maturity date. The Company has agreed to loan up to $10,000,000 under the Agreement. The debentures are convertible currently at the Company's option into approximately 74% of the issued and outstanding common stock of Surgex on the date of conversion. At Surgex's option, the accrued interest on the debenture may be convertible into common stock of Surgex. Also, pursuant to the Agreement, the Company has advanced an additional $828,000 to Surgex.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Most of the Company's financial instruments are carried at their fair value. The Company has estimated the fair value of its financial instruments whose carrying value differed from fair value using available market information and appropriate valuation methodologies. Considerable judgement is required in developing the estimates of fair value presented herein, and therefore the values are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

     The carrying amount and the estimated fair value of such financial instruments at September 30, 1993, consist of the following:

                                                             CARRYING        ESTIMATED
                                                              AMOUNT        FAIR VALUE
                                                            -----------     -----------
        Short-term investments............................  $47,647,163     $47,867,033
        Long-term debt, including current portion.........    4,354,713       4,604,739

     The estimated fair value of short-term investments is based on quoted market prices and dealer quotes.

     The estimated fair value of long-term debt was determined based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

     The Company has investments in nonconsolidated subsidiaries totaling approximately $11,490,000, which includes the convertible debentures described in Note 15. Since these subsidiaries are all closely held companies and there are no quoted market prices, it is not practicable to estimate the fair value of such investments.

     The fair value estimates presented herein are based on information available to management as of September 30, 1993. Management is not aware of any subsequent factors that would significantly affect the estimated fair value amounts.

17. SUBSEQUENT EVENTS

     As of December 23, 1993, the Company has agreed in principle to acquire majority interests in two lithotripsy companies and a managed IntraCare company for cash of approximately $6.1 million. These acquisitions are expected to be accounted for as purchases and to be consummated on or about December 31, 1993.

                                      (269)

                                   SCHEDULE I

                             MARKETABLE SECURITIES
                               SEPTEMBER 30, 1993

                        COLUMN A                             COLUMN B         COLUMN C       COLUMN D         COLUMN E
                        --------                           -------------     ----------     -----------     -------------
                                                           NO. OF SHARES                      MARKET          AMOUNT AT
                                                            OF STOCK OR                      VALUE OF        WHICH EACH
- ---------------------------------------------------------    PRINCIPAL                      EACH ISSUE       SECURITY IS
                NAME OF ISSUER AND TITLE                     AMOUNT OF        COST OF       AT BALANCE       CARRIED ON
                      OF EACH ISSUE                            BONDS         EASH ISSUE     SHEET DATE      BALANCE SHEET
- ---------------------------------------------------------  -------------     ----------     -----------     -------------
United States Government and its Agencies:
United States Treasury Notes.............................   12,413,000      $12,510,720     $12,589,125      $12,510,720
United States Government Agency Certificates.............    2,777,605        2,817,200       2,825,709        2,817,200
                                                                             ----------     -----------     -------------
        Total............................................                    15,327,920      15,414,834       15,327,920
                                                                             ----------     -----------     -------------
Municipal Obligation:
  Nebraska Higher Education Learning Program Revenue
    Bond.................................................      300,000          300,000         311,616          300,000
Corporate Bonds and Notes:
  U. S. Auto Receivables Trust Asset Backed
    Certificate..........................................    1,656,214        1,705,383       1,696,576        1,705,383
  Premier Auto Trust Asset Backed Note...................    1,621,000        1,635,011       1,672,010        1,635,011
  Premier Auto Trust Asset Backed Note...................    1,500,000        1,499,853       1,499,853        1,499,853
  Premier Auto Trust Asset Backed Certificate............    1,133,544        1,133,283       1,133,283        1,133,283
  Premier Auto Trust Asset Backed Certificate............      150,000          149,922         149,922          149,922
  World Omni Trust Asset Backed Certificate..............    1,450,844        1,448,804       1,459,912        1,448,804
  Prudential Home Mortgage Pass Through Certificate......       49,641           50,540          50,501           50,540
  Citicorp Mortgage Pass Through Certificate.............      202,363          205,872         203,944          205,872
  Citicorp Mortgage Pass Through Certificate.............    2,260,432        2,283,389       2,288,688        2,283,389
  Green Tree Financial Corp. Pass Through Certificate....    2,595,159        2,590,555       2,604,060        2,590,055
  Housing Securities Inc. Pass Through Certificate.......      445,512          460,270         460,270          460,270
  SPNB Home Equity Asset Backed Certificate..............      963,708        1,003,311       1,007,943        1,003,311
  General Motors Acceptance Corporation Asset Backed
    Certificate..........................................      540,923          540,248         541,935          540,248
  Western Financial Pass Through Certificate.............    1,307,998        1,324,511       1,334,158        1,324,511
  Western Financial Pass Through Certificate.............      891,276          888,909         888,909          888,909
  Nissan Auto Receivables Pass Through Certificate.......    2,043,387        2,041,015       2,048,801        2,041,015
  UFSB Auto Receivables Pass Through Certificate.........      851,884          850,233         851,484          850,233
  General Electric Capital Corp. Mortgage Pass Through
    Certificate..........................................    1,588,503        1,589,283       1,608,359        1,589,283
  CIT Group Securitization Corp. Asset Backed
    Certificate..........................................      701,113          700,236         700,236          700,236
  Resolution Trust Corp Mortgage Pass Through
    Certificate..........................................    3,984,779        3,984,779       3,984,942        3,984,779
  Resolution Trust Corp Mortgage Pass Through
    Certificate..........................................    2,577,516        2,694,311       2,695,381        2,694,311
  Resolution Trust Corp Mortgage Pass Through
    Certificate..........................................      627,452          627,452         627,452          627,452
  Resolution Trust Corp. Mortgage Pass Through
    Certificate..........................................      200,000          199,922         199,815          199,922
  Fleet Financial Inc. Remic Certificate.................      824,536          824,020         833,523          824,020
  Mellon Financial Corp. Note............................      250,000          253,843         253,633          253,843
  Merrill Lynch & Co, Inc. Note..........................      200,000          199,592         204,874          199,592
  World Savings & Loan Note..............................      100,000          100,991         102,277          100,991
  CLF Financial Co. Note.................................      100,000          100,000         100,000          100,000
  Nationsbank Corp. Note.................................      250,000          250,663         251,450          250,663
  Guaranteed Trade Trust Certificate.....................      200,000          200,000         200,000          200,000
  Central Gulf Lines, Inc. Note..........................      130,000          132,438         132,438          132,438
  Household Finance Corp. Asset Backed Certificate.......      270,963          270,370         270,370          270,370
  Home Equity Loan Trust Asset Backed Certificate........       81,051           80,234          83,584           80,234
                                                                             ----------     -----------     -------------
        Total............................................                    32,019,243      32,140,583       32,019,243
                                                                             ----------     -----------     -------------
        Total Marketable Securities......................                   $47,647,163     $47,867,033      $47,647,163
                                                                             ==========      ==========     ============

                                      (270)

                                  SCHEDULE II

           AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS,
              PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

           COLUMN A               COLUMN B      COLUMN C            COLUMN D               COLUMN E
- -------------------------------  -----------   ----------   -------------------------   ---------------
                                                                   DEDUCTIONS           BALANCE AT END
                                 BALANCE AT                 -------------------------      OF PERIOD
                                 BEGINNING                   AMOUNTS       AMOUNTS      ---------------
        NAME OF DEBTOR           OF PERIOD     ADDITIONS    COLLECTED    WRITTEN OFF    CURRENT    NOT
- -------------------------------  -----------   ----------   ----------   ------------   --------   ----
CURRENT
Year Ended September 30, 1993:
  Dale R. Benzine(1)...........   $ 159,000     $ 54,000           --            --     $213,000    --
  H. Flynn Clyburn(1)..........          --      119,000       32,000            --       87,000    --
  J. Lee Ledbetter.............          --      152,435           --       152,435           --    --
Year Ended September 30, 1992:
  Dale R. Benzine..............          --      159,000           --            --      159,000    --
  H. Flynn Clyburn.............          --      119,000      119,000            --           --    --
  Thomas E. Haire..............          --      225,875      225,875            --           --    --
  J. Lee Ledbetter.............          --      241,100      241,100            --           --    --
Year Ended September 30, 1991:
  Joseph C. Allegra............     318,750           --      318,750            --           --    --

- ------------------

(1) The amount due from this individual is guaranteed by the former president of the Company.

                                      (271)

                                 SCHEDULE VIII

                       VALUATION AND QUALIFYING ACCOUNTS
               FOR THE YEARS ENDED SEPTEMBER 1993, 1992 AND 1991

              COLUMN A                   COLUMN B              COLUMN C                COLUMN D        COLUMN E
- -------------------------------------  -------------   --------------------------   ---------------   ---------
                                                               ADDITIONS
                                                       --------------------------
                                        BALANCE AT     CHARGED TO     CHARGED TO
                                       BEGINNING OF     COSTS AND       OTHER                         BALANCE AT
             DESCRIPTION                  PERIOD        EXPENSES      ACCOUNT(1)     DEDUCTIONS(2)      END OF
- -------------------------------------  -------------   -----------   ------------   ---------------   ----------
PERIOD
Allowance for doubtful accounts:
  Year ended September 30, 1993......   $ 8,823,297    $23,273,759     $ 14,066      $ (26,585,282)   $5,525,840
                                        ===========     ==========   ===========    ==============     =========
  Year ended September 30, 1992......     7,994,070     12,139,284      332,238        (11,642,295)    8,823,297
                                        ===========     ==========   ===========    ==============     =========
  Year ended September 30, 1991......     3,586,948      9,742,377      597,120         (5,932,375)    7,994,070
                                        ===========     ==========   ===========    ==============     =========

- ---------------

(1) Represents the balance of the allowance of doubtful accounts of the centers acquired and accounted for as purchases. See Note 13 to Consolidated Financial Statements.

(2) Represents accounts written off net of recoveries.

                                      (272)

                                  SCHEDULE IX

                             SHORT TERM BORROWINGS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1992 AND 1991

                   COLUMN A                       COLUMN B     COLUMN C    COLUMN D      COLUMN E     COLUMN F
- -----------------------------------------------  -----------   --------   -----------   -----------   --------
                                                                                                      WEIGHTED
                                                                                                      AVERAGE
                                                                                          AVERAGE     INTEREST
                                                                            MAXIMUM       AMOUNT        RATE
                                                               WEIGHTED     AMOUNT      OUTSTANDING    DURING
                                                   BALANCE     AVERAGE    OUTSTANDING   DURING THE      THE
             CATEGORY OF AGGREGATE                 AT END      INTEREST   DURING THE      PERIOD       PERIOD
             SHORT TERM BORROWINGS                OF PERIOD      RATE       PERIOD       (NOTE 1)     (NOTE 2)
- -----------------------------------------------  -----------   --------   -----------   -----------   --------
Year Ended September 30, 1993:
  Short-term Debt..............................  $23,000,000      3.9%    $32,552,000   $22,374,236      5.2%
                                                  ==========   =======     ==========    ==========   =======
Year Ended September 30, 1992:
  Short-term Debt..............................  $ 8,063,045      6.7%    $11,724,195   $ 8,799,916      6.1%
                                                  ==========   =======     ==========    ==========   =======
Year Ended September 30, 1991:
  Short-term Debt..............................  $10,186,999     10.2%    $14,264,039   $ 4,765,969     10.3%
                                                  ==========   =======     ==========    ==========   =======

- ---------------

(1) The average outstanding during the period was computed by dividing the sum of the monthly amounts outstanding by twelve.

(2) The weighted average interest rate during the period was computed by dividing the interest expense incurred during the period by the average short-term borrowings outstanding during the period.

                                      (273)